                                                                     Exhibit 2.4

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                             CPI ACQUISITION CORP.,


                             CPI MERGER SUB CORP.,


              COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION



                                       AND



                        GREEN EQUITY INVESTORS II, L.P.,
                       AS SECURITYHOLDERS' REPRESENTATIVE





                          DATED AS OF NOVEMBER 17, 2003

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I         THE MERGER....................................................    2

1.1       THE MERGER............................................................    2

1.2       MERGER CONSIDERATION AND CONVERSION OF SECURITIES.....................    2

1.3       PAYMENT AND EXCHANGE OF CERTIFICATES..................................    4

1.4       ESCROW AMOUNTS........................................................    6

1.5       DISSENTING SHARES.....................................................    6

1.6       CORPORATE MATTERS.....................................................    7

1.7       MANAGEMENT ROLLOVER...................................................    7

ARTICLE II        WORKING CAPITAL ADJUSTMENT TO MERGER CONSIDERATION............    8

2.1       PREPARATION OF FINAL WORKING CAPITAL STATEMENT........................    8

2.2       REVIEW BY SECURITYHOLDERS' REPRESENTATIVE.............................    8

2.3       ADJUSTMENT............................................................    9

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   11

3.1       ORGANIZATION AND GOOD STANDING........................................   12

3.2       CAPITALIZATION........................................................   12

3.3       SUBSIDIARIES..........................................................   12

3.4       AUTHORITY AND ABSENCE OF CONFLICT.....................................   13

3.5       APPROVALS.............................................................   14

3.6       FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES; INDEBTEDNESS........   15

3.7       CONDUCT OF BUSINESS...................................................   16

3.8       COMPLIANCE WITH LAW...................................................   17

                                                                                  Page
                                                                                  ----
3.9       ENVIRONMENTAL MATTERS.................................................   17

3.10      PERMITS ..............................................................   18

3.11      CONTRACTS.............................................................   19

3.12      REAL PROPERTY AND LEASEHOLDS..........................................   20

3.13      LITIGATION ...........................................................   22

3.14      TAX MATTERS ..........................................................   22

3.15      EMPLOYEE BENEFIT PLANS................................................   23

3.16      INTELLECTUAL PROPERTY ................................................   25

3.17      BROKERS...............................................................   26

3.18      CERTAIN BUSINESS PRACTICES AND REGULATIONS; GOVERNMENT CONTRACTS......   26

3.19      LABOR RELATIONS.......................................................   28

3.20      AFFILIATE TRANSACTIONS................................................   28

3.21      INSURANCE.............................................................   29

3.22      ACCOUNTS RECEIVABLE; INVENTORY........................................   29

3.23      PERSONAL PROPERTY.....................................................   29

3.24      SEC REPORTS...........................................................   30

3.25      CUSTOMERS.............................................................   30

3.26      MATERIAL ADVERSE EFFECT...............................................   30

3.27      WARRANTY RESERVES.....................................................   30

3.28      TRANSACTION EXPENSES..................................................   30

3.29      SPECIFIED BONUSES.....................................................   30

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.....   30

4.1       ORGANIZATION AND GOOD STANDING........................................   30

4.2       AUTHORITY AND ABSENCE OF CONFLICT.....................................   31

                                                                                  Page
                                                                                  ----
4.3       APPROVALS.............................................................   32

4.4       BROKERS...............................................................   32

4.5       FINANCING.............................................................   32

ARTICLE V         COVENANTS.....................................................   33

5.1       THE COMPANY'S CONDUCT PRIOR TO CLOSING................................   33

5.2       ACQUIROR'S ACCESS.....................................................   36

5.3       APPROVALS.............................................................   36

5.4       NO SOLICITATION.......................................................   36

5.5       HSR NOTIFICATION......................................................   37

5.6       COMPANY'S CONSENT REQUIRED PRIOR TO DISCUSSIONS WITH SECURITY HOLDERS.   37

5.7       FINANCING.............................................................   37

5.8       COVENANT TO SATISFY CONDITIONS........................................   38

5.9       FURTHER ASSURANCES....................................................   38

5.10      INDEMNIFICATION, EXCULPATION..........................................   39

5.11      SENIOR PREFERRED STOCK; JUNIOR PREFERRED STOCK........................   39

5.12      SENIOR SUBORDINATED NOTES.............................................   40

5.13      GOVERNMENT CONTRACTS..................................................   41

5.14      NOTIFICATION..........................................................   41

5.15      CONSULTATION WITH RESPECT TO EXECUTIVE COMPENSATION...................   41

ARTICLE VI        CONDITIONS TO OBLIGATIONS.....................................   42

6.1       GENERAL CONDITIONS....................................................   42

6.2       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY................   42

6.3       CONDITIONS PRECEDENT TO OBLIGATION OF ACQUIROR AND MERGER SUB.........   43

                                                                                  Page
                                                                                  ----
ARTICLE VII       INDEMNIFICATION...............................................   44

7.1       INDEMNIFICATION FOR THE BENEFIT OF ACQUIROR INDEMNIFIED PARTIES.......   44

7.2       INDEMNIFICATION FOR THE BENEFIT OF COMPANY INDEMNIFIED PARTIES........   45

7.3       CLAIMS................................................................   45

7.4       TIME LIMITATION ON CLAIMS FOR INDEMNIFICATION.........................   46

7.5       ADDITIONAL LIMITATIONS ON INDEMNIFICATION.............................   47

7.6       THIRD PARTY BENEFICIARIES.............................................   47

7.7       EFFECT OF INDEMNIFICATION PAYMENTS....................................   47

ARTICLE VIII      TERMINATION...................................................   47

8.1       TERMINATION...........................................................   47

8.2       RIGHTS AFTER TERMINATION..............................................   48

ARTICLE IX        MISCELLANEOUS.................................................   48

9.1       NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS.   48

9.2       EXPENSES..............................................................   48

9.3       NOTICES...............................................................   48

9.4       ENTIRE AGREEMENT......................................................   49

9.5       COUNTERPARTS..........................................................   50

9.6       SEVERABILITY..........................................................   50

9.7       ASSIGNABILITY.........................................................   50

9.8       THIRD PARTY BENEFICIARIES.............................................   50

9.9       NO REPRESENTATIONS BY SECURITYHOLDERS' REPRESENTATIVE.................   50

9.10      CAPTIONS..............................................................   50

9.11      GOVERNING LAW.........................................................   51

                                                                                  Page
                                                                                  ----
9.12      AMENDMENT AND WAIVER..................................................   51

9.13      CONFIDENTIALITY ......................................................   51

9.14      MATERIALITY AND IMMATERIALITY ........................................   51

9.15      PUBLICITY ............................................................   51

9.16      CONSENT TO JURISDICTION; NO JURY TRIAL................................   51

ARTICLE X         DEFINITIONS ..................................................   52

10.1      CERTAIN TERMS.........................................................   52

10.2      DEFINITIONS ..........................................................   52

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger, dated as of November 17, 2003, is entered into by and among CPI ACQUISITION CORP., a Delaware corporation ("ACQUIROR"), CPI MERGER SUB CORP., a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), COMMUNICATIONS & POWER INDUSTRIES HOLDING CORPORATION, a Delaware corporation (the "COMPANY"), and GREEN EQUITY INVESTORS, II, L.P., a Delaware limited partnership ("GEI"), as the Securityholders' Representative.

      A. The respective boards of directors of Acquiror, Merger Sub and the Company have approved this Agreement and have determined that it is advisable and in the best interests of each such corporation and its respective stockholders to effect a merger of Merger Sub with and into the Company, with the Company as the surviving corporation, pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein.

      B. Pursuant to the Merger, all shares of Company Common Stock (other than Dissenting Shares, shares owned by Acquiror or Merger Sub, and shares held in the treasury of the Company) shall be cancelled and converted into the right to receive cash and, all vested Stock Options shall either be cancelled and converted automatically into the right to receive cash or if agreed to in writing by Acquiror and any holder of Stock Options, converted into options to purchase stock of Acquiror.

      C. Stockholders of the Company holding at least a majority of the outstanding shares of Company Common Stock have approved the Merger and have approved and adopted this Agreement.

      D. Concurrently with the execution of this Agreement, the Company, Acquiror, the Securityholders' Representative and certain stockholders and option holders of the Company are entering into a voting and indemnification agreement in the form attached hereto as Exhibit A (the "VOTING AND INDEMNIFICATION AGREEMENT"), pursuant to which (i) such stockholders and option holders are agreeing to vote all shares of Company Common Stock now owned or hereafter acquired by them in favor of, or deliver written consents approving, the transactions contemplated by this Agreement, and (ii) such stockholders and option holders are severally and proportionally agreeing to indemnify Acquiror following the Closing, all as more fully set forth therein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in
Article X hereof):

                                    ARTICLE I
                                   THE MERGER

      1.1 THE MERGER.

            1.1.1 At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL") and the terms and conditions hereof (the "MERGER"). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its existence under the DGCL.

            1.1.2 On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL and will make all other filings or recordings required by applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is agreed to by the parties hereto and is specified in the Certificate of Merger (such date and time being referred to herein as the "EFFECTIVE TIME").

            1.1.3 The Merger shall have the effects set forth in the DGCL.

            1.1.4 Subject to the terms and conditions hereof, the closing of the Merger (the "CLOSING") and the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 A.M. (Eastern Standard time) on a date to be mutually agreed upon by Acquiror and the Securityholders' Representative, which date shall be no later than the third Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing) or at such other place and time as Acquiror and the Securityholders' Representative may agree. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

            1.1.5 At least two (2) Business Days prior to the scheduled Closing Date, the Company shall deliver to Acquiror (a) a certificate signed by an officer of the Company certifying as to (i) a schedule setting forth the Net Indebtedness and Preferred Stock Amount as of the scheduled Closing Date, (ii) the list of Persons to whom Transaction Expenses are owed as of the scheduled Closing Date and as to the amount of each Transaction Expense as of such date and (iii) the amount of the unpaid Specified Bonuses as of the scheduled Closing Date and the Persons to whom such unpaid Specified Bonuses are payable and (b) a list of the accounts to which funds to pay any Indebtedness, Senior Preferred Stock, Junior Preferred Stock and such Transaction Expenses and unpaid Specified Bonuses shall be wired. If the Closing does not occur on the scheduled Closing Date, the Company shall deliver an updated certificate with respect to the amounts as of any subsequently scheduled Closing Date.

      1.2 MERGER CONSIDERATION AND CONVERSION OF SECURITIES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

            1.2.1 (a)(i) Each Stock Option outstanding immediately prior to the Effective Time, to the extent unvested, shall immediately become vested, and
(ii) each share of restricted Company Common Stock set forth on Schedule 1.2.1 and issued and outstanding immediately prior to the Effective Time, to the extent unvested, shall immediately become vested; (b) Each vested Stock Option outstanding immediately prior to the Effective Time, including any such Stock Option that becomes vested pursuant to Section 1.2.1(a), immediately prior to the Effective Time shall be exercisable, at the sole discretion of the holder of such Stock Options, for shares of Company Common Stock. Schedule 1.2.1(b) (which shall be prepared by the Company and Acquiror after the date hereof and prior to Closing) shall set forth the specific Stock Options to be so exercised. Notwithstanding the foregoing, to the extent that the vesting of the Stock Options would result in an "excess parachute payment" pursuant to Section 280G of the Code, such Stock Options shall not be vested unless the requisite approval of the stockholders of the Company pursuant to Section 280G(b)(5)(ii) of the Code is obtained. If stockholder approval for such vesting is not obtained, then the unvested portion of such Stock Options shall not be exchanged for cash as provided in Section 1.2.3 but shall instead be converted into options to purchase common stock of Acquiror subject to the following parameters: (i) the vesting schedule of the options shall be the same as the vesting schedule for the unvested Stock Options and (ii) each option shall preserve the product of (A) the difference between (x) the Per Share Amount minus (y) the exercise price per share of the applicable Stock Option multiplied by (B) the number of the shares subject to the unvested portion of such Stock Option. In addition, with respect to each share subject to the unvested portion of such Stock Options, the holder of such option shall be entitled to (x) the Per Share Additional Amount (if any) and (y) the payment described in Section 2.3.1(e) and distributions from the Expense Escrow Amount and the Working Capital Escrow Amount, subject to the terms and conditions of this Agreement and the Escrow Agreement.

            1.2.2 Each vested share of the Common Stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares to be cancelled pursuant to Section 1.2.4) shall be cancelled and shall be converted automatically into (a) the right to receive, at the Effective Time, an amount in cash equal to the Per Share Amount, (b) the right to receive, subject to the terms and conditions of this Agreement, an amount in cash equal to the Per Share Additional Amount (if any) and (c) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the payment described in Section 2.3.1(e) and the distributions from the Expense Escrow Amount and the Working Capital Escrow Amount pursuant to Sections 2.3.2 and 2.3.3 (the shares of Company Common Stock being converted into the right to receive the amounts set forth in subsections (a)-(c) above are hereinafter referred to as the "COMPANY SHARES"). The amount payable to any holder of Company Shares pursuant to clause (a) of this Section 1.2.2 shall be reduced by the aggregate principal amount and accrued and unpaid interest (through and including the Closing Date) with respect to any Management Equity Loans owing by such holder.

            1.2.3 Except as otherwise agreed to in writing by Acquiror and any holder of Stock Options, each vested Stock Option outstanding immediately prior to the Effective

Time shall be cancelled, shall cease to be outstanding and shall be converted automatically into (a) the right to receive, at the Effective Time, an amount in cash equal to (i) the Per Share Amount per share of Company Common Stock issuable upon the exercise of such Stock Option less (ii) the exercise price for each such share of Company Common Stock issuable upon the exercise of such Stock Option, (b) the right to receive, subject to the terms and conditions of this Agreement, an amount in cash equal to the Per Share Additional Amount, if any, per share of Company Common Stock issuable upon the exercise of such Stock Option, and (c) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the payment described in Section 2.3.1(e) and the distributions from the Expense Escrow Amount and the Working Capital Escrow Amount pursuant to Sections 2.3.2 and 2.3.3.

            1.2.4 Each share of Company Common Stock held in the treasury of the Company or held by Acquiror or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

            1.2.5 Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

      1.3 PAYMENT AND EXCHANGE OF CERTIFICATES.

            1.3.1 At the Effective Time, Acquiror or Merger Sub shall cause the Surviving Corporation to possess an amount in cash that, together with cash of the Company on hand at such time, shall be sufficient to pay (a) the aggregate Merger Consideration payable pursuant to Sections 1.2.2(a) and 1.2.3(a), (b) the Net Indebtedness and Preferred Stock Amount as of the Closing Date, (c) the amount of Transaction Expenses listed on the certificate delivered pursuant to
Section 1.1.5 and (d) the Escrow Amount.

            1.3.2 At the Effective Time, the Company will deliver or cause to be delivered to each holder of Stock Options being cancelled pursuant to Section
1.2.3 an amount in cash equal to the Merger Consideration payable to such holder pursuant to Section 1.2.3(a).

            1.3.3 Prior to the Effective Time, the Company shall mail to each holder of record of Company Shares (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instrument(s) evidencing the Company Shares (the "SHARE CERTIFICATES") shall pass, only upon proper delivery of a Share Certificate to the Company, and which shall be in such form and have such other provisions as Acquiror and the Company may reasonably specify prior to the Effective Time) and
(b) instructions for use in effecting the surrender of Share Certificates pursuant to such letter of transmittal. Upon the later to occur of (i) the surrender to the Company of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions and (ii) the Effective Time, subject to the terms and conditions of this Agreement, the Company shall pay to the holder of such Share

Certificate in exchange therefor the amounts set forth in Section 1.2 for each Company Share formerly represented by such Share Certificate, and the Share Certificate so surrendered shall forthwith be cancelled. Except as otherwise specifically provided herein, no interest shall accrue or be paid on the amounts set forth in Section 1.2 upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate. Until surrendered and exchanged as contemplated by this Section 1.3.3, each Share Certificate (other than certificates representing Dissenting Shares and shares to be cancelled pursuant to Section 1.2.4) shall, from and after the Effective Time, be deemed to represent only the right to receive the amounts set forth in Section 1.2, and, until such surrender, no cash or payment of any kind shall be paid to the holder of such outstanding Share Certificate in respect thereof. All of the payments provided for in Sections 1.3.2 and 1.3.3 shall be paid by wire transfer of immediately available funds to the bank accounts designated in writing by the respective payees at least two (2) days prior to the Closing Date; provided, however, that any such payment may be made by means of a check if (x) the amount of any such payment is less than $150,000 or (y) wire instructions are not provided on a timely basis.

            1.3.4 If payment of the amounts set forth in Section 1.2 is to be made to a Person other than the registered holder of the Company Shares represented by the Share Certificate so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Company any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Company Shares or establish to the satisfaction of the Company that such Tax has been paid or is not payable. Notwithstanding anything to the contrary in this Agreement, Acquiror, the Surviving Corporation or the Company shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement (including any transaction contemplated by this Agreement) to any Securityholder or holder of Senior Preferred Stock, Junior Preferred Stock or Dissenting Shares such amounts as Acquiror, the Surviving Corporation or the Company are required to deduct and withhold under the Code or any provision of any applicable Law, with respect to the making of such payment. To the extent that amounts are so withheld by Acquiror, the Surviving Corporation or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder or holder of Senior Preferred Stock, Junior Preferred Stock or Dissenting Shares (as applicable) in respect of whom such deduction and withholding was made by Acquiror, the Surviving Corporation or the Company.

            1.3.5 After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates previously representing Company Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the amounts provided for, and in accordance with the procedures set forth, in this Article I, subject to applicable law in the case of Dissenting Shares.

            1.3.6 In the event that any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the delivery by such holder of an indemnity agreement in such form and substance as is reasonably requested by the Surviving Corporation as indemnity against any claim that may be made against it with respect to such Share Certificate, the Company will issue in exchange for and in lieu of such lost, stolen or destroyed Share Certificate the amounts set forth in Section 1.2.

            1.3.7 The Surviving Corporation shall not be liable to any holder of Company Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Company Shares six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

      1.4 ESCROW AMOUNTS. At the Effective Time, Acquiror shall deliver, or shall cause the Surviving Corporation to possess sufficient funds to enable it to deliver, and will cause it to deliver, to an escrow agent reasonably acceptable to Acquiror and the Company (the "ESCROW AGENT") an amount in cash equal to Two Million Dollars ($2,000,000) (together with all interest, income and other amounts earned thereon, the "WORKING CAPITAL ESCROW AMOUNT") to satisfy any Underpayment Amount owing pursuant to Section 2.3.1(b), plus an amount in cash equal to Two Hundred Thousand Dollars ($200,000) to satisfy any and all third party fees and expenses incurred by or on behalf of the Securityholders' Representative (in its capacity as such) in connection with its activities pursuant to Articles I and II hereof (together with all interest, income and other amounts earned thereon, the "EXPENSE ESCROW AMOUNT," and, collectively with the Working Capital Escrow Amount, the "ESCROW AMOUNT"). The Escrow Agent shall hold the Escrow Amount in accordance with, and subject to, the terms and conditions of an Escrow Agreement, by and among Acquiror, the Company, GEI, as the Securityholders' Representative, and the Escrow Agent in substantially the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"), which shall be executed and delivered on the Closing Date.

      1.5 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted such shares of Company Common Stock in favor of the Merger nor consented thereto in writing and who has properly perfected its rights of appraisal within the meaning of Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("DISSENTING SHARES"), shall not be converted into the right to receive the amounts set forth in Section 1.2. The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code. Each holder of Dissenting Shares who becomes entitled to payment of the appraised value for such Dissenting Shares pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, shall receive payment therefor from the Surviving Corporation in accordance with the DGCL or, if applicable, Chapter 13 of the California Code; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish such holder's entitlement to appraisal as a dissenting stockholder as provided in Section 262 of the DGCL, or, if applicable, Chapter 13 of the California Code, (ii) shall have effectively withdrawn such holder's demand for appraisal as a dissenting stockholder with respect to such Dissenting Shares, (iii) shall have lost such holder's right of appraisal as a dissenting stockholder and payment under
Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, or
(iv) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, such holder shall forfeit the right of appraisal as a dissenting stockholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the amounts set forth in Section 1.2, without interest thereon, from the Surviving Corporation as provided in Section 1.2.2. The Company shall give Acquiror prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, received by the Company and withdrawals of such demands received by the Company prior to the Effective Time, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL or, if applicable, Chapter 13 of the California Code.

      1.6 CORPORATE MATTERS.

            1.6.1 The certificate of incorporation of the Surviving Corporation immediately after the Effective Time shall be the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, as amended and attached hereto as Exhibit C.

            1.6.2 The bylaws of the Surviving Corporation immediately after the Effective Time shall be the bylaws of Merger Sub until thereafter amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

            1.6.3 From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

      1.7 MANAGEMENT ROLLOVER. Acquiror and any holder of Stock Options that is a member of the management of CPI may enter into an agreement providing that any or all of the Stock Options held by such holder shall be converted into stock options of Acquiror on the terms and subject to the conditions to be specified in such agreement. Schedule 1.7 (which shall be prepared by the Company and Acquiror after the date hereof and prior to the Closing) shall set forth the specific Stock Options subject to any such agreement.

                                   ARTICLE II
               WORKING CAPITAL ADJUSTMENT TO MERGER CONSIDERATION

      2.1 PREPARATION OF FINAL WORKING CAPITAL STATEMENT. As promptly as practicable following the Closing Date (but in no event later than ninety (90) days after the Closing Date), Acquiror shall prepare a statement (the "FINAL WORKING CAPITAL STATEMENT") setting forth the computation of the Final Working Capital of the Company and its Subsidiaries as of the opening of business on the Closing Date, and provided, for the avoidance of doubt, that no effect shall be given to, and the Final Working Capital Statement shall not reflect, (i) any transaction occurring between the opening of business on the Closing Date and the close of business on the Closing Date relating to Acquiror's financing of either the Company or any of its Subsidiaries, (ii) any transaction occurring on the Closing Date between the Company or any of its Subsidiaries on the one hand and/or Acquiror or any of its Affiliates on the other hand or (iii) any purchase accounting or other similar adjustments resulting from the Final Working Capital Statement. All accounting entries (including all liabilities and accruals) will be taken into account regardless of their amount, and all errors and omissions with respect to such accounting entries will be corrected and all proper adjustments will be made. After delivery of the Final Working Capital Statement, the Surviving Corporation shall provide the Securityholders' Representative and its Representatives reasonably timely access to its accounting and financial personnel and to such working papers, trial balances, financial information and other similar information as may be reasonably requested by the Securityholders' Representative.

      2.2 REVIEW BY SECURITYHOLDERS' REPRESENTATIVE.

            2.2.1 Upon completion of the Final Working Capital Statement, Acquiror shall promptly deliver the same to the Securityholders' Representative with a notice (the "NOTICE OF ADJUSTMENT") of Acquiror setting forth its proposed adjustment, if any, of the Merger Consideration.

            2.2.2 Following receipt of the Notice of Adjustment, the Securityholders' Representative will be afforded a period of twenty (20) Business Days (the "FIRST 20-DAY PERIOD") to review the Notice of Adjustment. At or before the end of the First 20-Day Period, the Securityholders' Representative (i) will accept the Final Working Capital (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Working Capital will be as set forth in the Notice of Adjustment or (ii) will deliver to Acquiror a written notice (the "OBJECTION NOTICE") containing a detailed written explanation of those items in the Final Working Capital Statement (as set forth in the Notice of Adjustment) that the Securityholders' Representative disputes, and specifying the amount thereof in dispute and the basis therefor, in which case the items so identified by the Securityholders' Representative in such Objection Notice shall be deemed to be in dispute. The failure by the Securityholders' Representative to deliver the Objection Notice within the First 20-Day Period shall constitute the Securityholders' Representative's acceptance of the Final Working Capital as set forth in the Notice of Adjustment. If the Securityholders' Representative delivers the Objection Notice in a timely manner, then, within a further period of twenty (20) Business Days from the end of the First 20-Day Period, the parties and, if desired, their accountants, will attempt to resolve in good faith any disputed items and reach a written agreement (the "SETTLEMENT AGREEMENT") with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Deloitte & Touche LLP or another nationally recognized independent accounting firm mutually acceptable to the Securityholders' Representative and Acquiror (the "ARBITRATING ACCOUNTANTS"). If the disputed items are referred to the Arbitrating Accountants, (i) the Arbitrating Accountants shall consider only those items or amounts as to which Acquiror and the Securityholders' Representative disagree and (ii) the Final Working Capital will be deemed to be as determined by such Arbitrating Accountants. Such determination (the "ACCOUNTANTS' DETERMINATION")
(A) shall be in writing, (B) shall be furnished to the Securityholders' Representative and Acquiror as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) shall be made in a manner that is consistent with the prescribed manner of preparation of the Final Working Capital Statement pursuant to Section 2.1, (D) shall be nonappealable and incontestable by the Company, the Securityholders' Representative, Acquiror or any of their respective Affiliates, and (E) shall not be subject to collateral attack for any reason absent manifest error or fraud.

            2.2.3 If any fees and expenses of the Arbitrating Accountants are required to be paid prior to the final determination of the Final Working Capital, then the Surviving Corporation shall pay all such fees and expenses when due, provided that Acquiror and the Securityholders' Representative shall give the Escrow Agent instructions to release to the Surviving Corporation from the Working Capital Escrow Amount one-half (1/2) of any amounts paid to the Arbitrating Accountants by the Surviving Corporation pursuant to this Section 2.2.3.

            2.2.4 Following the final determination of the Final Working Capital, the total fees and expenses of the Arbitrating Accountants shall be allocated among the Securityholders (but solely out of the Working Capital Escrow Amount), on the one hand, and the Surviving Corporation, on the other hand, in proportion to the extent to which each such party(ies) prevailed with respect to the total amount in dispute. Such allocation shall be accomplished by means of the payments described in Sections 2.3.1(d), 2.3.1(e) and 2.3.2(a). For purposes of this Agreement, "SURVIVING CORPORATION'S SHARE OF ACCOUNTING EXPENSES" shall mean the total fees and expenses of the Arbitrating Accountants allocated to the Surviving Corporation pursuant to the first sentence of this
Section 2.2.4.

      2.3 ADJUSTMENT.

            2.3.1 Upon the final determination of the Final Working Capital in accordance with this Article II, the following amounts will be payable within five (5) Business Days of the Final Determination Date in accordance with the following terms:

                  (a) if the Final Working Capital is greater than the Estimated Closing Date Working Capital, Acquiror shall promptly pay to each Securityholder in accordance with written payment instructions furnished by such holder to Acquiror, such holder's Per Share Additional Amount. All of the payments to Securityholders provided for in this Section 2.3.1(a) shall be paid by wire transfer of immediately available funds to the bank accounts designated in writing by the respective payees at least two (2) days prior to the date of such payments; provided, however, any such payment may be made by means of a check if (x) the amount of any such payment is less than $100,000 or (y) wire instructions are not provided at least two (2) Business Days prior to the fifth Business Day following such final determination;

                  (b) if the Final Working Capital is less than the Estimated Closing Date Working Capital (such difference, the "UNDERPAYMENT AMOUNT"), then the payments described in Section 2.3.2(c) shall be paid to Acquiror from the Working Capital Escrow Amount; provided, however, in no event shall any Securityholder have any personal or individual liability for payment of the Underpayment Amount, any portion thereof or any portion of the fees of the Arbitrating Accountants;

                  (c) if the Final Working Capital is equal to the Estimated Closing Date Working Capital, no adjustment shall be made to the Merger Consideration;

                  (d) the Surviving Corporation shall pay to the Arbitrating Accountants any remaining outstanding fees and expenses of the Arbitrating Accountants; and

                  (e) if (x) the Surviving Corporation's Share of Accounting Expenses exceeds (y) the sum of the total amounts previously paid by the Surviving Corporation pursuant to Section 2.2.3 that were not previously reimbursed out of the Working Capital Escrow Amount and the amounts paid by the Surviving Corporation pursuant to Section 2.3.1(d), then the Surviving Corporation, at its option, (i) shall pay to each Securityholder such Securityholder's Percentage Share of such excess or (ii) shall reduce payments (if any) to be made to Acquiror pursuant to Section 2.3.2(c) by the amount of any such excess.

      2.3.2 Upon the final determination of Final Working Capital in accordance with this Article II, the Securityholders' Representative and Acquiror shall give instructions to the Escrow Agent to cause the following payments to be made from the Working Capital Escrow Amount within five (5) Business Days of the Final Determination Date in accordance with the following terms:

                  (a) (i) If Arbitrating Accountants were engaged, and (x) the sum of the total amounts previously paid by the Surviving Corporation pursuant to Section 2.2.3 that were not previously reimbursed out of the Working Capital Escrow Amount and the amounts paid by the Surviving Corporation pursuant to
Section 2.3.1(d), exceeds (y) the Surviving Corporation's Share of Accounting Expenses, then the Securityholders' Representative and Acquiror shall give instructions to the Escrow Agent to disburse from the Working Capital Escrow Amount to the Surviving Corporation the lesser of the amount of such excess and the remaining Working Capital Escrow Amount.

                        (ii) To the extent not previously disbursed to Acquiror pursuant to the terms and conditions of the Escrow Agreement, the Securityholders' Representative and Acquiror shall give instructions to the Escrow Agent to disburse to Acquiror from the Working Capital Escrow Amount an amount sufficient to pay the taxes owed by Acquiror with respect to income allocated to Acquiror pursuant to the Escrow Agreement, pursuant to and as more fully set forth in the Escrow Agreement.

                  (b) If the Final Working Capital is greater than the Estimated Closing Date Working Capital, then the Securityholders' Representative and Acquiror shall give instructions to the Escrow Agent to disburse to each Securityholder an amount equal to the product of (i) such Securityholder's Percentage Share and (ii) the Working Capital Escrow Amount remaining after the payment (if any) set forth in Section 2.3.2(a) hereof.

                  (c) If the Final Working Capital is less than the Estimated Closing Date Working Capital, then the Securityholders' Representative and Acquiror shall instruct the Escrow Agent to pay to Acquiror an amount equal to the lesser of (i) the Underpayment Amount and (ii) the Working Capital Escrow Amount remaining after the payment (if any) set forth in Section 2.3.2(a) hereof. If the Underpayment Amount is less than the Working Capital Escrow Amount remaining after the payment (if any) set forth in Section 2.3.2(a) is made, then the Securityholders' Representative and Acquiror shall also give instructions to the Escrow Agent to disburse to each Securityholder an amount equal to the product of (i) such Securityholder's Percentage Share and (ii) the Working Capital Escrow Amount remaining after the payment (if any) set forth in the preceding sentence has been made.

            2.3.3 The Securityholders' Representative shall give instructions to the Escrow Agent to disburse to each Securityholder an amount equal to the product of (i) such Securityholder's Percentage Share and (ii) the remaining Expense Escrow Amount (if any) within five (5) days after: (a) all third party fees and expenses incurred by or on behalf of the Securityholders' Representative (in its capacity as such) in connection with its activities pursuant to Articles I and II hereof have been fully and finally satisfied, and the Securityholders' Representative has been fully reimbursed from the Expense Escrow Amount for any such fees and expenses previously paid or disbursed by it and (b) all taxes owed by the Securityholders' Representative with respect to income allocated to the Securityholders' Representative pursuant to the Escrow Agreement have been fully satisfied out of the Expense Escrow Amount, pursuant to and as more fully set forth in the Escrow Agreement, but in no event later than sixty (60) days after the final determination of Final Working Capital has been made.

            2.3.4 Any required adjustment to the Merger Consideration pursuant to Section 2.3.1 shall be referred to as the "MERGER CONSIDERATION ADJUSTMENT."

            2.3.5 Interest shall accrue on the Merger Consideration Adjustment, if any, at the per annum rate equal to the prime rate set forth in The Wall Street Journal published on the Closing Date, from the Closing Date until the date on which such amount is paid.

            2.3.6 The parties hereto agree to treat any adjustment made pursuant to Section 2.3.1 as an adjustment to the Merger Consideration for all Tax purposes.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement that, except with respect to each section or subsection of this Article III as set forth (i) in the section of the Company Schedules corresponding to such section or subsection in this Article III or (ii) in any other section of the Company Schedules to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section or subsection in this
Article III:

      3.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as the same is now being conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.1, which are each of the jurisdictions in which its ownership, lease or operation of property or the conduct of its business as the same is now being conducted requires it to so qualify, except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      3.2 CAPITALIZATION.

            3.2.1 The authorized capital stock of the Company consists of 6,500,000 shares of Company Common Stock, of which 5,008,172 shares are issued and outstanding as of October 31, 2003, and of which 304,050 shares are reserved for issuance upon exercise of the Stock Options outstanding as of October 31, 2003. Schedule 3.2.1 sets forth all of the holders of record of Company Common Stock as of October 31, 2003. All shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive right.

            3.2.2 Except for the Stock Options and except as set forth in
Schedule 3.2.2, the Company does not have any capital stock, equity securities or Equity-Like Securities authorized, issued or outstanding, and there are no outstanding agreements, options, warrants, subscription rights, preemptive rights, rights of conversion or exchange, calls or puts, or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing or any securities by the Company to which the Company is a party or by which it is bound. Schedule 3.2.2 sets forth all of the holders of Stock Options as of October 31, 2003. Except as set forth in Schedule 3.2.2, there are no agreements or other obligations (contingent or otherwise) that require the Company to repurchase or otherwise acquire or cancel any shares of the Company's capital stock, equity securities or Equity-Like Securities.

      3.3 SUBSIDIARIES.

            3.3.1 The name and jurisdiction of incorporation of each Subsidiary of the Company is set forth in Schedule 3.3. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as the same is now being conducted. Each Subsidiary of the Company is duly qualified to transact business as a foreign corporation in the jurisdictions listed in Schedule 3.3, which are, with respect to each such Subsidiary, each of the jurisdictions in which its ownership, lease or operation of property or the conduct of its business as the same is now being conducted requires it to so qualify, except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            3.3.2 Except for the Series B 14% Senior Redeemable Exchangeable Cumulative Preferred Stock ("SENIOR PREFERRED STOCK") of Communications & Power Industries, Inc., a Delaware corporation ("CPI"), and the Series A 14% Junior Preferred Stock of CPI ("JUNIOR PREFERRED STOCK"), and except as set forth in
Schedule 3.3, the Company or CPI owns, beneficially and of record, all of the issued and outstanding capital stock of each Subsidiary identified on Schedule 3.3, in each case free and clear of all Encumbrances of any kind or nature whatsoever, and all such capital stock is validly issued, fully paid and nonassessable and is free of preemptive rights. Except as set forth on Schedule 3.3, the Company's Subsidiaries do not have any capital stock, equity securities or Equity-Like Securities authorized, issued or outstanding. Schedule 3.3 sets forth the number of authorized shares of Senior Preferred Stock and Junior Preferred Stock the number of such shares issued and outstanding and all of the holders of record of such shares, in each case, as of November 1, 2003. All shares of Senior Preferred Stock and Junior Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive right. Except as set forth on Schedule 3.3, there are no agreements or other obligations (contingent or otherwise) that require any of the Company's Subsidiaries to repurchase or otherwise acquire or cancel any shares of the Company's Subsidiaries' capital stock, equity securities or Equity-Like Securities. Except as set forth on Schedule 3.3, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by or subject to, any agreement or understanding, whether oral or written, that (a) grants an option, preemptive right, right of conversion or exchange, or other right to acquire stock in any Subsidiary of the Company, (b) grants a right of first refusal or other such similar right upon the sale of the stock in any such Subsidiary, (c) grants a call or put right relating to the stock in any Subsidiary of the Company, (d) restricts or affects the voting or the ownership or any other rights of the stock in any such Subsidiary, or (e) provides for the sale or issuance of any of the foregoing or any securities of any Subsidiary of the Company. Except as set forth on Schedule 3.3, true and correct copies of each certificate of incorporation, bylaws, certificate of partnership or limited liability company, partnership or limited liability company agreement and similar organizational documents of the Company and each of its Subsidiaries have been delivered to Acquiror. Except as set forth on Schedule 3.3, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

      3.4 AUTHORITY AND ABSENCE OF CONFLICT.

            3.4.1 The Company has the requisite corporate power and authority to enter into this Agreement and the agreements and instruments contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company or its stockholders is necessary. This Agreement and the other agreements and instruments to be executed by the Company hereunder have been (or on or prior to the Closing Date will have been, as applicable), duly executed by the Company and constitute (or upon execution will constitute) the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            3.4.2 Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the agreements and instruments contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not (a) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, (b) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by, or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is bound or to which any of their assets is subject, including those listed on
Schedule 3.11, or (c) violate any Order or Law applicable to any of the foregoing, where, in any such cases described in clause (b) or clause (c), such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or Encumbrance would reasonably be expected to be material to the Business.

      3.5 APPROVALS.

            3.5.1 Except for the notices, reports, filings or Approvals set forth on Schedule 3.5.1, and, to the knowledge of the Company and its Subsidiaries, in connection with matters described in Section 3.18, neither the Company nor any of its Subsidiaries is required by any Law, Order or contract to submit any notice, report or other filing with, or obtain any Approval from, any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to submit or deliver any such notice, report or filing or obtain any such Approval would not reasonably be expected to be material to the Business.

            3.5.2 Except as set forth on Schedule 3.5.2, no Approvals are required to be given by the Company or any of its Subsidiaries or obtained by the Company or any of its Subsidiaries from any and all third parties (other than Governmental Entities) in connection with the execution, delivery or performance by it of this Agreement or consummation of the transactions contemplated by this Agreement, except where the failure to file, deliver or obtain such Approval would not reasonably be expected to be material to the Business.

            3.5.3 The affirmative vote of the holders of a majority of the issued and outstanding Company Common Stock, voting as a class, is the only vote of the holders of any class or series of the Company's securities or its Subsidiaries' securities necessary to approve the Merger.

      3.6 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES; INDEBTEDNESS.

            (a) Schedule 3.6(a) constitutes true and correct copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries at September 28, 2001 and September 27, 2002 and the related audited consolidated statements of operations and retained earnings and of cash flows for each of the fiscal years ended September 28, 2001 and September 27, 2002, including the notes, if any, thereto; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at July 4, 2003 (the "LATEST BALANCE SHEET"), together with the related unaudited consolidated statements of operations and of cash flows for the nine-month period ended July 4, 2003, including the notes, if any, thereto. The foregoing audited and unaudited financial statements (including the related notes, if any, thereto) are collectively referred to herein as the "COMPANY FINANCIAL STATEMENTS." The Company Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as applicable, in each case on a consolidated basis as of the respective dates of and for the respective periods reflected in such Company Financial Statements in conformity with GAAP consistently applied except, with respect to interim statements, for customary year-end adjustments (which individually and in the aggregate, are not expected to be material to the Company Financial Statements).

            (b) The Company and its Subsidiaries had no liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise, except for liabilities (i) incurred in the Ordinary Course, (ii) reflected on, accrued or reserved against in the Latest Balance Sheet, (iii) disclosed or reflected in Schedule 3.6(b), (iv) arising under contracts listed on Schedules 3.11, 3.12.1, 3.12.2 and/or 3.16 or not required to be so listed in accordance with their terms other than the payment of liquidated damages or arising as a result of a default or breach thereof, (v) related to Hazardous Substances or Environmental Laws or Orders relating thereto or (vi) that, individually or in the aggregate do not exceed $500,000. Except as disclosed in Schedule 3.6(b), the Company and its Subsidiaries are not obligated for any off-balance sheet Indebtedness or guarantees.

            (c) Schedule 3.6(c) constitutes true and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries at October 3, 2003 and the related unaudited consolidated statements of operations and retained earnings and of cash flows for the fiscal year ended October 3, 2003 (collectively, the "UNAUDITED 2003 FINANCIAL STATEMENTS"). The audited consolidated balance sheet of the Company and its Subsidiaries at October 3, 2003 and the related audited consolidated statements of operations and retained earnings and of cash flows for the fiscal year ended October 3, 2003 will be in all material respects the same as the Unaudited 2003 Financial Statements , except that they will contain footnotes and will reflect customary year-end adjustments, which shall not be material in amount.

            (d) Except as set forth on Schedule 3.6(d), as of the date hereof, none of the Company or any of its Subsidiaries has any outstanding Indebtedness, and none of the Company or any of its Subsidiaries has assumed, guaranteed, or endorsed the Indebtedness of any other Person.

      3.7 CONDUCT OF BUSINESS. Except as set forth on Schedule 3.7 or as contemplated by this Agreement, since July 4, 2003 and to the date hereof, the Company and each of its Subsidiaries have conducted their respective businesses in the Ordinary Course, and there has not been any:

            3.7.1 sale, assignment, disposition, transfer, pledge, mortgage, lease or license of any asset of the Company or any of its Subsidiaries, other than (i) sales or leases of inventory in the Ordinary Course, (ii) non-exclusive licenses to customers in the Ordinary Course and (iii) any sale of other assets the aggregate proceeds of which do not exceed $1,000,000;

            3.7.2 material increase in the compensation or level of benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, consultants or employees, other than increases made in the Ordinary Course;

            3.7.3 except as may have been required by GAAP, change by the Company or any of its Subsidiaries in any accounting principles, methods or practices;

            3.7.4 damage, destruction or loss with respect to any of the properties or assets of the Company or its Subsidiaries, individually or in the aggregate in excess of $500,000, net of third party insurance;

            3.7.5 except for dividends on Senior Preferred Stock and Junior Preferred Stock in accordance with the terms thereof and repurchases of Company Common Stock pursuant to the Company's 1995 Management Equity Plan, any declaration or payment by the Company of any dividend or distribution of any assets of any kind whatsoever to any of its stockholders;

            3.7.6 borrowing or guarantee of any amount other than guarantees provided in the Ordinary Course in connection with customer advances and borrowings under the Foothill Loan Agreement necessary to meet ordinary course working capital requirements;

            3.7.7 mortgage, pledge or other Encumbrance of any material portion of the Company's or any of its Subsidiaries' assets, except Permitted Encumbrances;

            3.7.8 extraordinary losses, waiver of any rights of material value, or settlement or compromise of any material litigation;

            3.7.9 material capital expenditures or commitments therefor other than (i) capital expenditures or commitments therefor in the Ordinary Course and
(ii) other capital expenditures or commitments therefor not in excess of $1,000,000;

            3.7.10 other material transaction, except in the Ordinary Course;

            3.7.11 loan or advance by the Company or any of its Subsidiaries to any Person;

            3.7.12 change or revocation of any Tax election, settlement or compromise of any material Tax liability, change of any annual Tax accounting period, change of any method of Tax accounting, execution of any closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case by the Company or any of its Subsidiaries;

            3.7.13 agreement or arrangement entered into by the Company or any of its Subsidiaries and (i) any record holder of more than 5% of the outstanding shares of Company Common Stock, Senior Preferred Stock or Junior Preferred Stock, (ii) any such record holder's immediate family member, or (iii) to the knowledge of the Company, any Affiliate of any such record holder of Company Common Stock;

            3.7.14 issuance of (i) shares of Company Common Stock, including for the avoidance of doubt, restricted shares (other than Common Stock issued upon the exercise of Stock Options), (ii) Stock Options, or Equity-Like Securities or other equity-based awards or (iii) shares of Senior Preferred Stock or Junior Preferred Stock (except for the issuance of preferred stock of CPI as payment in kind of dividends on Senior Preferred Stock and Junior Preferred Stock in accordance with the terms thereof); or

            3.7.15 agreement, arrangement or understanding by the Company or any of its Subsidiaries to do any of the foregoing.

      3.8 COMPLIANCE WITH LAW. Except as set forth in Schedule 3.8 and other than in connection with environmental matters described in Section 3.9 and the matters described in Section 3.18, (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders, and (ii) neither the Company nor any of its Subsidiaries has received any notice alleging any such violation, except for any such non-compliance or violation described in clause
(i) or clause (ii) that would not reasonably be expected to be material to the Business.

      3.9 ENVIRONMENTAL MATTERS.

            3.9.1 Since August 11, 1995:

                  (a) the Business has been conducted in material compliance with, and has not violated in any material respect, any Laws or Orders relating to Hazardous Substances or protection of the environment ("ENVIRONMENTAL LAWS");

                  (b) there has been no release, generation, treatment, storage, disposal or transportation of Hazardous Substances (it being understood that, for purposes of this Section 3.9.1(b), migration of Hazardous Substances present in soil or groundwater on August 11, 1995 does not constitute any release, generation, treatment, storage, disposal or transportation of Hazardous Substances) by the Company or any of its Subsidiaries, or at any of the Company Owned Real Estate or at the Company's Palo Alto, California site, Beverly, Massachusetts site, San Carlos, California site or Georgetown, Ontario site, or, to the knowledge of the Company, at any other Company Leased Real Estate, except, in any case, for any release, generation, treatment, storage, disposal or transportation of Hazardous Substances that would not reasonably be expected to result in a material liability to the Company;

                  (c) excepting claims based on events occurring or conditions existing on or before August 11, 1995 that were made by third parties or governmental agencies to Varian and to which Varian has responded without asserting that the Company or any of its Subsidiaries is responsible in whole or in part, none of the Company or any of its Subsidiaries has received any written claim asserted under any Environmental Law or with respect to any Hazardous Substances, except for claims that could not reasonably be expected to materially and adversely affect the Company or any of its Subsidiaries; and

                  (d) none of the Company or any of its Subsidiaries has entered into any consent decree or material settlement agreement with any Governmental Entity, and none of the Company or its Subsidiaries has been subject to any judgment or decree or material order, in either case under any Environmental Laws or concerning any Hazardous Substances, except for such decrees, agreements, judgments or orders, if any, as to which Varian has assumed full responsibility under the Varian Environmental Indemnity and the terms of which do not materially affect the Company.

            3.9.2 The Company has provided or made available to Acquiror true copies of all of the reports set forth on Schedule 3.9.2 without omitting any portion thereof in the possession of the Company. There are no other reports in the Company's possession that identify any material conditions (including, for the avoidance of doubt, any conditions existing on or before August 11, 1995) that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries under any Environmental Laws, which conditions are not described in the reports set forth on Schedule 3.9.2. To the knowledge of the Company, there are no material conditions (including, for the avoidance of doubt, any conditions existing on or before August 11, 1995) that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries under any Environmental Laws, that are not described in the reports set forth on Schedule 3.9.2.

            3.9.3 The provisions in Article X of the Stock Sale Agreement, dated as of June 6, 1995 (the "STOCK SALE AGREEMENT"), by and between Varian and the Company (as amended), relating to indemnification by Varian respecting certain environmental matters (the "VARIAN ENVIRONMENTAL INDEMNITY") are applicable to, and the Company is indemnified as to, any Hazardous Substances in soil and ground water at certain of the Company Owned Real Estate and the Company's Palo Alto, California site, Beverly, Massachusetts site, San Carlos, California site and Georgetown, Ontario site, as described in the reports listed on Schedule 3.9.2, to the extent set forth in such Article X. The Company has not received any written notice by or on behalf of Varian asserting any material objection to or denial of indemnification under the Varian Environmental Indemnity, it being understood that Varian (i) from time to time over the last approximately twelve
(12) months from the date hereof raised objections to the Company's requests for indemnification in connection with the redevelopment of the Company's San Carlos, California site, and (ii) during or before 1996 objected to indemnification of certain claims asserted under proviso 10.2(a)(2) of the Varian Indemnity Agreement, which claims have been resolved in a manner satisfactory to the Company.

            3.10 PERMITS. Except as set forth in Schedule 3.10 and other than in connection with matters described in Section 3.18, the Company and each of its Subsidiaries have and are in compliance with, or have a valid exemption from the requirement to obtain, all

Permits and Approvals from Governmental Entities necessary for the ownership, lease and operation of its properties and to conduct the Business, in each case in all material respects in the manner as it is currently being conducted, except where a failure to obtain or to be in compliance with such Permit or Approval would not reasonably be expected to be material to the Business. All such Permits and Approvals are in full force and effect, except where failure to be in full force or effect would not reasonably be expected to be material to the Business, and none of the Company or any of its Subsidiaries has received any written notice of any proceeding threatening the non-renewal, suspension, revocation or adverse modification of any Permit or Approval, except with respect to any non-renewal, suspension, revocation or adverse modification the effect of which would not reasonably be expected to be material to the Business.

      3.11 CONTRACTS. Schedule 3.11 lists all of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets is subject: (a) as of the reference date set forth on Schedule 3.11, any contract that provides for aggregate payments by any party in excess of $1,000,000 per contract over the remaining life of such contract, except for (i) leases of real property listed on Schedule 3.12.2, (ii) Plans listed on Schedule 3.15 and (iii) contracts described in subsections (b)-(k) of this Section 3.11; (b) all agreements containing covenants limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to compete with any person or otherwise freely to engage in any line of business or in any area or territory, (c) all indentures, mortgages, and notes or other debt instruments evidencing indebtedness for borrowed money or otherwise placing an Encumbrance on any portion of the Company's or any of its Subsidiaries' assets other than Permitted Encumbrances; (d) all agreements relating to completed or pending acquisitions or dispositions (outside the Ordinary Course) by the Company and/or its Subsidiaries of businesses or lines of businesses or investments therein; (e) any guaranty of any obligation for borrowed money or other guaranty (excluding any guaranty made in the Ordinary Course in respect of customer advances, the principal amount of which is $500,000 or less); (f) any lease or agreement not in the Ordinary Course under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $100,000; (g) any lease or agreement not in the Ordinary Course under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property for which the annual rent exceeds $100,000; (h) any contract providing for a joint venture, or any sharing of revenues or business, with any Person other than the Company or any of its Subsidiaries; (i) any lease of real property under which the Company or any of its Subsidiaries is a lessor or sublessor; (j) any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; and (k) any material contract containing any provision involving a change in control of the Company. Except as set forth in Schedule 3.11, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any contract or agreement listed in Schedule
3.11 or Schedule 3.16, is in material violation of any such contract or agreement nor, to the knowledge of the Company, has a material default or violation thereof occurred or been threatened in writing. All contracts listed on the Schedule 3.11 and Schedule 3.16 (A) are valid, in full force and effect and binding upon the Company or the applicable Subsidiary of the Company, and (B) to the knowledge of the Company, are valid, in full force and effect and binding upon all of the parties to such contract (other than the Company or any of its Subsidiaries), in each case, in accordance with the terms of such contracts. None of the other parties to any such contract has notified the Company or any of its Subsidiaries that it intends to terminate or materially alter the provisions thereof by reason of the transactions contemplated by this Agreement or otherwise. Acquiror either has been supplied with, or has been given access to, a true and correct copy of all written contracts and written summaries of all oral contracts that are referred to on Schedule 3.11 and Schedule 3.16, together with all amendments, waivers or other changes thereto.

      3.12 REAL PROPERTY AND LEASEHOLDS.

            3.12.1 Schedule 3.12.1 identifies all parcels of real property owned in fee by the Company or its Subsidiaries as of the date hereof (collectively, the "COMPANY OWNED REAL ESTATE"). The Company or the applicable Subsidiary owns each of the real properties constituting Company Owned Real Estate with good, marketable and insurable fee title, free and clear of all Encumbrances, except for (i) Encumbrances disclosed in the Company Schedules, (ii) liens for taxes, assessments or governmental charges or levies that are not material in amount relative to the property affected, or that are not yet delinquent or are being contested in good faith by appropriate proceedings, during which collection or enforcement is stayed, so long as adequate security has been posted for the payment of such amounts, (iii) any Encumbrance or imperfection of title that does not materially impair the ownership, occupancy or use of the Company Owned Real Estate or Company Leased Real Estate for the purposes for which it is currently owned, occupied or used in connection with the Business, and, (iv) with respect to the Company Leased Real Estate, any Encumbrances placed upon such property by the owner thereof and the provisions of the leases thereof (the items in clauses (i), (ii), (iii) and (iv) above being referred to herein collectively as "REAL PROPERTY PERMITTED ENCUMBRANCES"); provided, however, that no Real Property Permitted Encumbrances may materially interfere with access to or use of such Company Owned Real Estate as the same is presently being used or occupied. Except for the Real Property Permitted Encumbrances and as otherwise set forth in Schedule 3.12.1, none of the Company Owned Real Estate is subject to any right or option of any other Person to purchase or lease or otherwise obtain title to, or an interest in, such Company Owned Real Estate, and no Person other than the Company or its Subsidiaries has any right to occupy or lease any of the Company Owned Real Estate.

            3.12.2 Schedule 3.12.2 identifies all parcels of real property leased or subleased to the Company or any of its Subsidiaries as of the date hereof (collectively, the "COMPANY LEASED REAL ESTATE"), as well as each Lease as to which the annual rent exceeds $50,000. A true and complete copy of each Lease as to which the annual rent exceeds $50,000 per year has been provided or made available by the Company to Acquiror. Except as set forth in Schedule 3.12.2, the Company or the applicable Subsidiary owns each of the leaseholds constituting Company Leased Real Estate, free and clear of all Encumbrances other than Real Property Permitted Encumbrances. Each Lease is in full force and effect, and constitutes a valid and binding obligation of the Company or the applicable Subsidiary and, to the knowledge of the Company, the respective parties thereto (other than the Company or any of its Subsidiaries), and is legally enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the respective parties thereto (other than the Company or any of its Subsidiaries). For purposes hereof, "LEASE" means any lease or sublease for Company Leased Real Estate, together with any amendments, modifications and supplements thereto.

            3.12.3 With respect to each Lease described in Schedule 3.12.2, except as set forth in Schedule 3.12.3, to the knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any other party thereto is in default with respect to any material term or condition thereof, no rent or other material sums and charges payable thereunder are delinquent, and no event has occurred that through the passage of time or the giving of notice, or both, would constitute a material default thereunder. The Company and its Subsidiaries have not received any notice from the other party to any Lease of the termination thereof.

            3.12.4 There is no pending or, to the knowledge of the Company or any Subsidiary, threatened condemnation or eminent domain or similar proceeding affecting all or any part of the Company Owned Real Estate or, to the knowledge of the Company, the Company Leased Real Estate (the Company Owned Real Estate and the Company Leased Real Estate being referred to herein collectively as the "PROPERTIES"), and neither the Company, nor any Subsidiary has received any written notice of any of the same.

            3.12.5 Subject to the need to perform customary periodic repairs that do not materially interfere with the Business, the buildings and other structures on the Properties are fit for the purposes for which they are presently used.

            3.12.6 There is no known violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Company Owned Real Estate. No Company Owned Real Estate is taxed as part of any real property that does not constitute Company Owned Real Estate.

            3.12.7 Neither the Company nor any of its Subsidiaries has received any written notice from the utility company or municipality of any proposed discontinuation of presently provided sewer, water, electric, gas, telephone or other utilities or services for any of the Properties.

            3.12.8 To the knowledge of the Company, there are no proposed reassessments of any Properties by any taxing authority that could give rise to a material increase in real property Taxes or assessments against any of the Properties, and there are no threatened or pending special assessments or other actions or proceedings that could give rise to a material increase in real property Taxes or assessments against any of the Properties; provided, that the foregoing shall not apply to any reassessments arising out of or resulting from the transactions contemplated by this Agreement.

            3.12.9 To the extent that the operation of the Business as presently conducted on any of the Properties requires the use (other than for utility service) of a property that is not Company Owned Real Estate or Company Leased Real Estate, the Company or one of its Subsidiaries has the right to use such other property.

      3.13 LITIGATION. Except as set forth in Schedule 3.13 and other than in connection with environmental matters described in Section 3.9, there are no Actions pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, at law, in equity or in any arbitral proceeding, and there is no investigation or proceeding pending or, to the knowledge of the Company, threatened before or by any Governmental Entity nor is there any presently effective Order against the Company or any of its Subsidiaries or any of their respective properties, except for any such Action or Order that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      3.14 TAX MATTERS.

            3.14.1 Except as set forth in Schedule 3.14.1, each of the Company and its Subsidiaries (a) have timely filed (or by the Closing Date will have timely filed) all material Tax Returns required to be filed by them through and including the Closing Date and all such Tax Returns are true, complete and correct in all material respects, and (b) have timely paid or have made appropriate provision for on the Latest Balance Sheet (in accordance with GAAP) all material Taxes of the Company and its Subsidiaries (whether or not shown on such Tax Returns) for all taxable periods or portions thereof ending on or prior the date of the Latest Balance Sheet.

            3.14.2 As of the date hereof, neither the Tax Returns of the Company or any of its Subsidiaries, nor the Company or its Subsidiaries, have been examined by the Service or any other Taxing Authorities, except for examinations for the periods and jurisdictions shown in Schedule 3.14.2. Except to the extent reserved for in the Latest Balance Sheet or as shown in Schedule 3.14.2, there is no Tax deficiency asserted against the Company or any of its Subsidiaries, and there is no unpaid assessment, written proposal for additional Taxes that has been delivered to the Company, or deficiency or delinquency in the payment of any of the Taxes of the Company or any of its Subsidiaries.

            3.14.3 Except as set forth in Schedule 3.14.3, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by, or that include, the Company or any of its Subsidiaries.

            3.14.4 Except as set forth in Schedule 3.14.4, neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

            3.14.5 Except as set forth in Schedule 3.14.5, none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or similar provisions of state, local or foreign Law) entered into on or prior to the Closing Date, (iii) intercompany transaction (including, without limitation, any intercompany transaction subject to Section 367 or 482 of the Code) entered into on or prior to the Closing Date, (iv) excess loss account described in the Treasury Regulations under Section 1502 of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date or (v) material prepaid amount received on or prior to the Closing Date.

            3.14.6 Except as set forth in Schedule 3.14.6, each of the Company and its Subsidiaries have withheld or collected and paid over to the appropriate Taxing Authority (or are properly holding for such payment) all Taxes required by Law to be withheld or collected.

            3.14.7 Except as set forth in Schedule 3.14.7, none of the Company or any of its Subsidiaries has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by contract or otherwise.

            3.14.8 Except as set forth in Schedule 3.14.8, there are no liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, except for any liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established.

            3.14.9 Except as set forth in Schedule 3.14.9, none of the Company or any of its Subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

            3.14.10 Except as set forth in Schedule 3.14.10, there is no tax sharing agreement that will require any payment by any of the Company or any of its Subsidiaries after the Closing Date.

            3.14.11 Except as set forth in Schedule 3.14.11, none of the Company or any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

      3.15 EMPLOYEE BENEFIT PLANS. For purposes of this Agreement, the term "PLANS" shall mean all "Employee Benefit Plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, including, without limitation, multiemployer plans within the meaning of
Section 3(37) of ERISA) (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which the Company, its Subsidiaries, or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") is a sponsor or participating employer or as to which the Company, its Subsidiaries or any ERISA Affiliate makes contributions or is required to make contributions or to which the Company, its Subsidiaries or any ERISA Affiliate has any liability, other than a "Foreign Plan" as defined below. Schedule 3.15(a) lists all Plans and

Foreign Plans; provided, however, that such Schedule 3.15(a) lists only the standard forms of employment offer letters for non-executive employees used by the Company and its Subsidiaries, rather than individual executed employment offer letters with such non-executive employees. No Plan is or ever was a "multi employer plan," as defined in Section 3(37) of ERISA, a plan subject to Title IV of ERISA, or a plan subject to Section 412 of the Code and none of the Company, its Subsidiaries or any ERISA Affiliate has any liabilities under Title IV of ERISA that remains unsatisfied. Each Plan that is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, has complied in all material respects, and, except as required by such sections of the Code or other than any such Plan in which the employee is required to pay the full cost of such benefits, no Plan that is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for post-employment benefits. Each of the Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Service, has been operated substantially in accordance with its terms and with the provisions of the Code and, to the Company's knowledge, nothing has occurred that could reasonably be expected to cause the loss of the qualified status of any such Plan. All of the Plans have been administered and maintained in substantial compliance with their terms, ERISA, the Code and all other applicable Laws. None of the Company, its Subsidiaries or any ERISA Affiliate has any knowledge of any circumstances that reasonably might result in any material, liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under any other Laws. All contributions required to be made to each of the Plans and the Foreign Plans under the terms of such Plan or Foreign Plan, as the case may be, ERISA, the Code or any other applicable Laws have been timely made. Other than routine claims for benefits under the Plans and the Foreign Plans, there are no pending, or, to the knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Plans or the Foreign Plans, as the case may be, or the fiduciaries, administrators, or trustees of any of the Plans or the Foreign Plans or the Company, its Subsidiaries or any ERISA Affiliate of either as the employer or sponsor under any Plan or Foreign Plan, with any of the Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, any participant in or beneficiary of any Plan or Foreign Plan or any other Person whomsoever, except for any such investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies that would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as disclosed on Schedule 3.15(b), the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Company or any of its Subsidiaries to any Plan, or any present or former employee of the Company or any of its Subsidiaries, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) except as otherwise expressly contemplated by this Agreement, accelerate the time of payment or vesting, or increase the amount, of compensation due to any present or former employee, officer, director, stockholder, contractor, or consultant of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.15(c), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. With respect to each Plan (including any standard forms of employment offer letters for non-executive employees used by the Company and its Subsidiaries) and Foreign Plan, other than individual executed employment offer letters with non-executive employees of the Company and its Subsidiaries and each Foreign Plan that covers ten (10) or fewer participants, the Company has provided or made available to Acquiror a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if applicable, (iii) any summary plan description, summary of material modification, or written communication by the Company or its Subsidiaries to all participants in such Plan or Foreign Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof, and (v) for the most recent year for which they are available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. Except for employment agreements, individual executed employment offer letters and Plans and Foreign Plans previously delivered or made available to Acquiror, the Plans and Foreign Plans that each cover ten (10) or fewer participants do not, in the aggregate, provide benefits that could reasonably result in a material liability to the Company and its Subsidiaries. With respect to each employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change in control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plan, program, arrangement or practice relating to current or former employees, officers or directors of the Company or any of its Subsidiaries maintained, sponsored or funded by the Company or any of its Subsidiaries that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (a "FOREIGN PLAN"): (A) the Foreign Plan has been maintained in all material respects in accordance with its terms and applicable Law, (B) if intended to qualify for special tax treatment, the Foreign Plan substantially satisfies the requirements for such treatment, (C) the Foreign Plan is substantially funded and/or book reserved to the extent required by applicable Law, (D) no insurance policy or any other agreement affecting the Foreign Plan requires or permits a retroactive increase in contributions, premiums or payments due thereunder and (E) no commitments to improve or otherwise amend the Foreign Plan have been made, except as required by applicable Law. No Foreign Plan that would be a "welfare benefit plan" within the meaning of Section 3(1) of ERISA if it were a Plan subject to ERISA provides benefits to retired employees or to the beneficiaries or dependents of retired employees, except as required by applicable Law or other than any such Foreign Plan in which the retired employees, beneficiaries or dependents are required to pay the full cost of such benefits.

      3.16 INTELLECTUAL PROPERTY. Schedule 3.16(a) sets forth a list of all of the trademarks, domain names, registered copyrights, patents, and applications for the foregoing, that are owned or used by the Company and/or any of its Subsidiaries (together with all other intellectual property owned or used by the Company and/or any of its Subsidiaries the "INTELLECTUAL PROPERTY"). Schedule 3.16(b) sets forth a list of all material agreements pertaining to the Intellectual Property, except for licenses of off-the-shelf office, business or financial software. Except as set forth in Schedule 3.16(c), (i) the Company and/or its Subsidiaries own all right title and interest in and to, or have the valid and enforceable right to use pursuant to license, all of the material Intellectual Property and all of the Intellectual Property listed on Schedule 3.16(a) (whether material or not) free and clear of all Encumbrances except Permitted Encumbrances and restrictions imposed pursuant to (A) non-exclusive licenses to customers and (B) license agreements disclosed on Schedule 3.16(b), (ii) the use of the Intellectual Property owned by the Company or its Subsidiaries, or to the knowledge of the Company, the Intellectual Property licensed to the Company or its Subsidiaries, in the operation of the Business does not infringe or otherwise violate any intellectual property rights of any other Person, except for any such infringements or violations that would not reasonably be expected to be material to the Business, (iii) neither the Company nor any of its Subsidiaries has received any notice contesting its right to use, or asserting infringement or other violation of intellectual property rights with respect to any of the Intellectual Property, and to the Company's knowledge there is no valid basis for same, (iv) to the Company's knowledge, no third party is materially infringing or otherwise violating any of the Intellectual Property, and (v) the Company and each of its Subsidiaries take all actions that are reasonable and customary for companies in similar lines of business as the Company and its Subsidiaries to protect, preserve and maintain the Intellectual Property.

      3.17 BROKERS. Except as set forth in Schedule 3.17, the Company and its Subsidiaries are not committed to any liability for the payment of a brokerage or investment banking commission, finder's fee or other similar payment in connection with the transactions contemplated by this Agreement.

      3.18 CERTAIN BUSINESS PRACTICES AND REGULATIONS; GOVERNMENT CONTRACTS.

            3.18.1 Each Government Contract meeting the criteria set forth in
Section 3.11 is noted on Schedule 3.11.

            3.18.2 Except as set forth on Schedule 3.18.3, with respect to each Government Contract and each Government Bid, (i) the Company and its Subsidiaries have complied in all material respects with all requirements of all Laws, standards, contractual provisions or agreements applicable thereto, including (if applicable), without limitation, the Cost Accounting Standards, the Truth in Negotiations Act, and the False Claims Act, government property requirements, Foreign Corrupt Practices Act, Anti-Kickback Act, laws prohibiting gratuities, quality assurance requirements, testing and inspection requirements, and cost allowability requirements; (ii) all applicable representations and certifications were complete and correct in all material respects as of their effective dates and the Company and its Subsidiaries have complied with all applicable representations and certifications in all material respects; (iii) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified the Company and/or its Subsidiaries, that the Company and/or its Subsidiaries has breached or violated in any material respect any Law, certification, representation, clause, provision, or requirement applicable thereto; (iv) no termination for convenience, termination for default, cure notice, or show cause notice is currently in effect or has been received within the past three (3) years applicable thereto; (v) the Company and its Subsidiaries have not been notified that any money due to the Company and/or its Subsidiaries under the Government Contracts has been withheld or set off or that any claim been made to withhold or set off money, and the Company and/or its Subsidiaries have not been notified that they are not entitled to any progress payments received with respect thereto; (vi) no cost incurred by the Company and/or its Subsidiaries under the Government Contracts has been formally challenged or disallowed, and to the knowledge of the Company, no cost incurred by the Company is the subject of any investigation; (vii) there are no currently pending requests for a contract downward price adjustment that are not reflected in existing modifications for any reason, including any claimed disallowance of costs or any notice of alleged defective pricing, under the Government Contracts; (viii) there are no pending claims for equitable adjustments by the Company and/or its Subsidiaries against the U.S. Government or any third party in excess of $50,000; and (ix) there are no pending notices disallowing any costs under the Government Contracts.

            3.18.3 (i) None of the Company, its Subsidiaries or any of their directors or officers are under, or at any time during the last five (5) years have been under, any administrative, civil or criminal investigation, indictment, or writ of information by the U.S. Government, for any alleged irregularity, misstatement, omission, or noncompliance arising under any Government Contract or Laws applicable to Government Contracts (including but not limited to ITARs, any other export control laws, and the Foreign Corrupt Practices Act); (ii) to the Company's knowledge, none of the other employees of the Company or its Subsidiaries is under, or at any time during the last five
(5) years has been under, any administrative, civil or criminal investigation, indictment, or writ of information by the U.S. Government, for any alleged irregularity, misstatement, omission or noncompliance arising under any Government Contract or Laws applicable to Government Contracts (including, but not limited to, ITARs, any other export control Laws, and the Foreign Corrupt Practices Act); and (iii) during the last five (5) years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement, omission, or noncompliance arising under any Government Contract or any Law applicable to Government Contracts (including but not limited to ITARs, any other export control laws, and the Foreign Corrupt Practices Act). To the Company's knowledge, there exists no irregularity, misstatement, omission, or noncompliance arising under or relating to any Government Contract or any Law applicable to Government Contracts (including but not limited to ITARs, any other export control requirements, and the Foreign Corrupt Practices Act) that could reasonably be expected lead to any administrative, civil or criminal investigation, indictment or writ of information by the U.S. Government.

            3.18.4 Except as would not reasonably be expected to be material to the Business, (i) there exist no outstanding asserted claims against the Company and/or its Subsidiaries, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under any Government Contract; and (ii) there exist no asserted disputes between or involving the Company and/or its Subsidiaries and the U.S. Government under any Law, including, without limitation, the Contract Disputes Act, or between the Company and/or its Subsidiaries and any prime contractor, subcontractor, or vendor arising under any Government Contract.

            3.18.5 None of the Company, its Subsidiaries or any of their directors or officers (i) has ever been debarred or suspended from participation in, or the award of, contracts or subcontracts with the U.S. Government, including, without limitation, the United States Department of Defense, or (ii) has ever been subject to any debarment or suspension inquiry. To the knowledge of the Company, none of the other employees of the

Company or its Subsidiaries (i) has ever been debarred or suspended from participation in, or the award of, contracts or subcontracts with the U.S. Government, including, without limitation, the United States Department of Defense or (ii) has ever been subject to any debarment or suspension inquiry. To the knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility against the Company and/or its Subsidiaries with respect to any prior, current, or future Government Contract or Government Bid.

            3.18.6 The Company and/or its Subsidiaries have reached agreement with the responsible U.S. Government contracting officers and agencies approving indirect cost rates charged to Government Contracts for the fiscal years prior to and through 2001 for the Microwave Power Products Division of CPI, and 2000 for the Beverly Microwave Division of CPI, and each of such fiscal years are closed. The Company and its Subsidiaries have submitted to the responsible U.S. Government contracting officers and agencies proposed indirect rates to be bid, billed, and charged under Company Government Contracts for the years ending 2001, 2002 and 2003, for the Beverly Microwave Division of CPI, and 2002 and 2003, for the Microwave Power Products Division of CPI.

            3.18.7 The Company and its Subsidiaries have complied with all material requirements of all Laws, standards, or agreements pertaining to contracts with Governmental Entities other than the U.S. Government.

            3.18.8 Schedule 3.18.8 lists all Defense Contract Audit Agency audit reports received by the Company and/or its Subsidiaries since January 1, 2000.

            3.18.9 The ineligibility of the Microwave Power Products Division of CPI for progress payments under Government Contracts has not reduced the total amount of payments to which it otherwise would have been entitled under Government Contracts and has not affected the eligibility of the Company or its Subsidiaries (other than the Microwave Power Products Division of CPI) for progress payments.

            3.18.10 The Company and its Subsidiaries have taken all actions that are reasonable and customary for companies in similar lines of business as the Company and its Subsidiaries to protect its rights and interests under Government Contracts in Technical Data and Computer Software, as defined in the Federal Acquisition Regulation and Defense Federal Acquisition Regulation Supplement.

      3.19 LABOR RELATIONS. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement. None of the Company or any of its Subsidiaries has experienced in the past three (3) years any strike, slowdown, work stoppage, picketing, lockout or other material labor controversies and no such controversies are pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, and, to the knowledge of the Company, there are no organizational efforts presently being made or threatened involving any such employees.

      3.20 AFFILIATE TRANSACTIONS. Except as set forth on Schedule 3.20, no officer, director or record holder of more than 5% of the outstanding Company Common

Stock, Senior Preferred Stock or Junior Preferred Stock or any individual in any such Person's immediate family, or, to the knowledge of the Company, any Affiliate of any such record holder of Company Common Stock (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (excluding (A) employment agreements and other agreements entered into with officers or directors in their capacities as such listed on
Schedule 3.15 and (B) indemnity commitments pursuant to the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries) or has any interest in any property used by the Company or any of its Subsidiaries or (ii) is a director, officer or employee of, or consultant to or owns, directly or indirectly, any interest in, any competitor, franchisee, supplier or customer of the Company or any of its Subsidiaries (excluding any ownership of less than 5% of the equity securities of any publicly traded company).

      3.21 INSURANCE. Schedule 3.21 lists each material insurance policy maintained by the Company and any of its Subsidiaries. All of such insurance policies are in full force and effect and were in full force and effect during the periods of time that such insurance policies are purported to be in effect, and neither the Company nor any Subsidiary is, or was during such periods, in default in any material respect with respect to its obligations under any of such insurance policies. Except as set forth on Schedule 3.21 hereof, no premiums or payments payable under such insurance policies are past due. During the last two years, neither the Company nor any of its Subsidiaries (i) has received written notice of premature termination or cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers or
(ii) has been denied coverage under any such insurance policies for any claim in excess of $20,000. All such insurance policies are customary in scope and amount of coverage for companies in the line of business of the Company and its Subsidiaries.

      3.22 ACCOUNTS RECEIVABLE; INVENTORY.

            3.22.1 Accounts Receivable. All of the accounts receivable of the Company and each of its Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts represent amounts receivable in respect of other bona-fide transactions) and have arisen from bona-fide transactions. The allowance for doubtful accounts that is reflected on the Latest Balance Sheet has been determined in accordance with GAAP applied on a consistent basis.

            3.22.2 Inventory. Each item of inventory reflected on the Latest Balance Sheet (a) was owned by the Company or one of its Subsidiaries free and clear of all Encumbrances, except for Permitted Encumbrances and purchase money liens arising from accounts payable reflected on such financial statements, and
(b) except for any reserve for lower of cost or market or obsolete or unsalable inventory accrued on the Latest Balance Sheet, to the knowledge of the Company, existed as of the date of such financial statements in salable condition. All inventory reserves reflected on the Latest Balance Sheet have been determined in accordance with GAAP applied on a consistent basis.

      3.23 PERSONAL PROPERTY. Except as set forth on Schedule 3.23, the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property necessary for the conduct of the Business as presently conducted. The personal property of the Company and its Subsidiaries is in sufficiently good operating condition and repair to permit its use in the continuing operations of the Company and its Subsidiaries as such operations are presently conducted, subject to normal wear and tear.

      3.24 SEC REPORTS. None of the reports filed by the Company or CPI with the U.S. Securities and Exchange Commission (the "SEC"), in each case including all exhibits and schedules thereto and documents incorporated by reference therein (including any and all financial statements included therein) contained when filed (except to the extent revised by an amended filing with the SEC) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      3.25 CUSTOMERS. To the knowledge of the Company, no customer of the Company or any of its Subsidiaries that accounted for more than $5,000,000 in gross revenues of the Company and its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2003 is threatened with bankruptcy or insolvency or intends to cancel, terminate or otherwise materially modify its relationship with the Company or any of its Subsidiaries, whether as a result of the consummation of the transactions described herein or otherwise.

      3.26 MATERIAL ADVERSE EFFECT. Since September 27, 2002, there has not been any event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

      3.27 WARRANTY RESERVES. The warranty reserves reflected on the Latest Balance Sheet have been determined in accordance with GAAP applied on a consistent basis.

      3.28 TRANSACTION EXPENSES. Schedule 3.28 sets forth, as of the date hereof, a list of Persons to whom Transaction Expenses are to be paid.

      3.29 SPECIFIED BONUSES. Schedule 3.29 sets forth the amount of accrued and unpaid Specified Bonuses as of the date hereof. Except as set forth on Schedule
3.29 and except for bonuses payable out of the division level "key contributor plans," which shall not exceed $350,000 in the aggregate and which bonuses shall either be paid by the Company prior to Closing or accrued for in Final Working Capital, there are no bonuses payable to employees of the Company or any Subsidiary under any Plan or otherwise in respect of the 2003 fiscal year.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation, and Merger Sub is a corporation, and each of them is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its respective business as the same is now being conducted. Acquiror and Merger Sub are duly qualified to transact business as foreign corporations and are in good standing in each of the jurisdictions listed in Schedule 4.1, which are each of the jurisdictions in which their ownership, lease or operation of property or the conduct of their business as the same is now being conducted requires it to so qualify, except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         4.2 AUTHORITY AND ABSENCE OF CONFLICT.

            4.2.1 Acquiror and Merger Sub have the requisite corporate power and authority to enter into this Agreement and the agreements and instruments contemplated hereby and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required on the part of Acquiror and Merger Sub. This Agreement and the other agreements have been (or on or prior to the Closing Date will have been, as applicable) duly executed by Acquiror and Merger Sub and constitute (or upon execution will constitute) the valid and legally binding obligations of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            4.2.2 The execution, delivery and performance of this Agreement and the agreements and instruments contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not violate any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Acquiror or Merger Sub or (ii) except for any violations that would not reasonably be expected to have a Material Adverse Effect, any Order or Law applicable to Acquiror or Merger Sub.

            4.2.3 Except as set forth in Schedule 4.2.3, the execution and delivery of this Agreement and the agreements and instruments contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof do not and will not violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Acquiror or Merger Sub under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, franchise or other instrument or arrangement to which Acquiror or Merger Sub is a party or by which any of them or their respective properties are bound, where, in any such case, such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or Encumbrance would affect or interfere with Acquiror's or Merger Sub's ability to perform its obligations hereunder.

         4.3 APPROVALS.

            4.3.1 Except for the notices, reports or filings or Approvals set forth on Schedule 4.3.1, neither Acquiror nor Merger Sub is required to submit any notice, report or other filing with, or obtain any Approval from, any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to submit or deliver any such notice, report or filing, or to obtain any such Approval, individually or in the aggregate, would not reasonably be expected to interfere with Acquiror's or Merger Sub's ability to perform its obligations hereunder.

            4.3.2 Except as set forth on Schedule 4.3.2, no Approvals are required to be given by Acquiror and Merger Sub or obtained by Acquiror and Merger Sub from any and all third parties other than Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to file, deliver or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to interfere with Acquiror's or Merger Sub's ability to perform its obligations hereunder.

         4.4 BROKERS. Except as previously disclosed in writing by Acquiror to the Company, neither Acquiror nor Merger Sub is committed to any liability for the payment of a brokerage or investment banking commission, finder's fee or other similar payment in connection with the transactions contemplated by this Agreement.

         4.5 FINANCING. Acquiror has received, accepted and agreed to funding commitments as evidenced by the signed commitment letter (the "COMMITMENT LETTER") from UBS Loan Finance LLC, UBS Securities LLC, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Wachovia Bank, National Association and Wachovia Capital Markets, LLC (the "LENDERS") dated November 17, 2003 committing the Lenders, subject to the terms and conditions of the Commitment Letter, to provide debt financing to CPI for the transactions contemplated by this Agreement (such debt financing, or any other debt financing combination thereof for an aggregate amount not less than the amounts set forth in the Commitment Letter on terms and conditions not materially less favorable to Acquiror and that can be provided within the time frame contemplated by the debt financing set forth in the Commitment Letter, whether provided by the Lenders or any other banks or financial institutions, the "DEBT FINANCING"). A true, complete and correct copy of the Commitment Letter is attached hereto as Exhibit D. The Commitment Letter is not subject to any conditions other than as set forth therein, has been executed and delivered by all parties thereto and, on the date hereof (a) is in full force and effect and binding upon Acquiror, and (b) to the knowledge of Acquiror, is in full force and effect and binding upon the Lenders. All fees required to be paid under the Commitment Letter prior to the date hereof have been paid. The Commitment Letter, together with an equity investment from Affiliates of Acquiror as reflected in the equity commitment letters delivered to the Company, will provide sufficient financial capability for Acquiror to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE V
                                   COVENANTS

         5.1 THE COMPANY'S CONDUCT PRIOR TO CLOSING. The Company agrees that from and after the date hereof to the Closing Date, and except as otherwise consented to by Acquiror in writing (which consent shall not be unreasonably withheld or delayed), as set forth in Schedule 5.1, or as expressly contemplated by this Agreement:

            5.1.1 The business, operations, activities and practices of the Company and its Subsidiaries shall be conducted in the Ordinary Course;

            5.1.2 The Company and its Subsidiaries: (i) will preserve the business organization of the Company and its Subsidiaries intact; (ii) will pay and discharge the Company's and its Subsidiaries' debts and liabilities as they become due; (ii) will maintain the Company's and its Subsidiaries' facilities, equipment and similar assets in a reasonable state of repair, order and condition; (iv) will maintain the Company's and its Subsidiaries' books and records in accordance with past practice; (v) will pay the Company's and its Subsidiaries' payables only in the Ordinary Course and collect the Company's and its Subsidiaries' receivables in the Ordinary Course; and (vi) will make capital expenditures in the Ordinary Course;

            5.1.3 The Company and its Subsidiaries will use their commercially reasonable best efforts: (i) to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist; (ii) to maintain in full force and effect all material insurance policies and binders; and (iii) to maintain sufficient cash on hand to operate the business in the Ordinary Course;

            5.1.4 The Company and its Subsidiaries will not borrow or guarantee any amount or obligation or incur, assume or become subject to any Indebtedness other than (i) guarantees provided in the Ordinary Course in connection with customer advances, (ii) borrowings under the Foothill Loan Agreement necessary to meet ordinary course working capital requirements and (iii) modifications, renewals, extensions or refinancings of the Wells Fargo Loan Agreement;

            5.1.5 Neither the Company nor any of its Subsidiaries will authorize, issue, transfer, sell or dispose of any capital stock or other equity interest in the Company or any of its Subsidiaries or options, warrants or other rights to purchase or otherwise acquire any such capital stock or equity interest or any Equity-Like Securities or otherwise make or effect any change in the issued and outstanding capitalization of the Company or any of its Subsidiaries except for the issuance of preferred stock of CPI as payment in kind of dividends on Senior Preferred Stock and Junior Preferred Stock in accordance with the terms thereof and the issuance of Company Common Stock upon the exercise of Stock Options outstanding as of the date hereof;

            5.1.6 The Company and its Subsidiaries will not declare any dividend of or make any distribution of any assets of any kind whatsoever to any of its stockholders, including, without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, except for (i) repurchases of shares of Company Common

Stock pursuant to the terms of existing equity plans, stockholders agreements, and a redemption agreement with respect to Junior Preferred Stock and Senior Preferred Stock in accordance with Section 5.11 hereof, (ii) dividends on Senior Preferred Stock and Junior Preferred Stock in accordance with the terms thereof and (iii) dividends payable to the Company and its wholly owned Subsidiaries;

            5.1.7 None of the Company or any of its Subsidiaries (i) will merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire any person, corporation or firm or division thereof, or (ii) except as permitted by Section 5.11, will adopt any change in its certificate of incorporation or bylaws;

            5.1.8 None of the Company or any of its Subsidiaries will sell, lease, license, transfer, assign or otherwise dispose of ("TRANSFERS") any of its property or assets except for (i) Transfers of inventory to customers, third party distributors or vendors, in each case, in the Ordinary Course, (ii) Transfers other than in the Ordinary Course not exceeding $100,000 individually and $250,000 in the aggregate, (iii) Transfers in connection with any transaction to which the Company or any of its Subsidiaries is contractually obligated prior to the date hereof that is described on Schedule 5.1 and (iv) licenses of Intellectual Property permitted pursuant to Section 5.1.9;

            5.1.9 None of the Company or any of its Subsidiaries will license any of its Intellectual Property to a third party (other than the Company or any of its Subsidiaries) except for non-exclusive licenses to customers in the Ordinary Course;

            5.1.10 None of the Company or any of its Subsidiaries will purchase, lease, license from another Person or otherwise acquire any assets except for
(i) purchases of inventory, services and supplies, in each case, in the Ordinary Course, (ii) capital expenditures in the Ordinary Course, and (iii) other purchases, leases or licenses either not exceeding $350,000 in the aggregate or otherwise permitted under Section 5.1;

            5.1.11 Except as may be required by Law, none of the Company or any of its Subsidiaries (i) will increase the compensation or fringe benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, officers or employees, other than (A) increases made in the Ordinary Course to employees other than executive officers and (B) bonuses constituting "Specified Bonuses" in connection with or arising as a result of the transactions contemplated hereby in an amount previously disclosed to Acquiror in writing and that shall have been approved by the Board of Directors of the Company, (ii) will grant any severance or termination pay to any present or former director, officer or employee of the Company or its Subsidiaries other than consistent severance or termination pay granted pursuant to the severance policies described in Schedule 3.15, (iii) will loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, (iv) will grant any equity or equity-based awards or (v) will establish, adopt, enter into, amend or terminate any Plan or Foreign Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan or Foreign Plan if it were in existence as of the date of this Agreement, except for any of the events described in clauses (i), (ii), and (v) that, individually or in the aggregate with all other such events, would not result in an increased liability to the Company and its Subsidiaries of more than $100,000;

            5.1.12 None of the Company or any of its Subsidiaries will enter into any agreement or arrangement with (i) any record holder of more than 5% of the outstanding shares of Company Common Stock, Senior Preferred Stock or Junior Preferred Stock, (ii) any such holder's immediate family member or (iii) to the knowledge of the Company, any Affiliate of any such record holder of Company Common Stock;

            5.1.13 Except as may be required by GAAP, none of the Company or any of its Subsidiaries will change its accounting principles or accounting methods or practices;

            5.1.14 None of the Company or any of its Subsidiaries: (a) will pledge, mortgage, lease or subject to any Encumbrance, (other than a Permitted Encumbrance) any asset or property of the Company or any of its Subsidiaries;
(b) will make any loan or advance to any Person; (c) will make or revoke any Tax election, settle or compromise any material Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material amount of Taxes, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to income Taxes;
(d) will cancel, compromise, release or assign any material Indebtedness owed to it or any claims held by it outside the Ordinary Course; (e) will settle or compromise any material lawsuit, proceeding or action; (f) will settle or consent to any claim or assessment relating to income Taxes, incur any obligation to make any payment of, or in respect of, any material Taxes, except in the Ordinary Course, or agree to extend or waive the statutory period of limitations for the assessment or collection of income Taxes; (g) will accelerate the delivery or sale of products, or offer discounts or price protection on sale of products or premiums on the purchase of raw materials, except in the Ordinary Course; (h) will purchase, order or otherwise acquire inventory in excess of reasonably forecasted requirements in the Ordinary Course; (i) will enter into any collective bargaining agreement, other than any such agreement that would apply to ten (10) or fewer employees, none of whom reside or work in the United States or Canada, and that is required by applicable Law in the jurisdiction in which such employees reside or work; (j) will enter into any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; (k)(i) will modify, amend or waive any terms or conditions of any contract or agreement listed on Schedule 3.11 or
Schedule 3.16 or any Lease provided that the restriction contained in this clause (k)(i) shall not apply to contracts or agreements with customers, suppliers, sales representatives and/or distributors, in each case in the Ordinary Course, (ii) will terminate or assign any such contract, agreement or Lease; provided, that the restriction contained in this clause (k)(ii) shall not apply to (A) terminations of contracts or agreements with customers, suppliers, sales representatives and/or distributors in the Ordinary Course that are made in connection with or in anticipation of the execution of a contract or agreement that is intended to replace such terminated contract or agreement and
(B) assignments of contracts or agreements with customers, suppliers, sales representatives and/or distributors in the Ordinary Course that are made to Subsidiaries of the Company or that are made in connection with a subcontract to a third party by the Company and/or its Subsidiaries in the Ordinary Course,
(iii) will enter into any new contract, agreement or lease that, if existing on the date hereof, would be required to be listed on any such schedules or on Schedule 3.12.2, provided that the restriction contained in this clause (k)(iii) shall not apply to contracts or agreements with customers, suppliers, sales representatives and/or distributors, in each case, in the Ordinary Course; or (l) will enter into commitments for future capital expenditures in excess of $1,000,000 in the aggregate.

            5.1.15 Neither the Company nor any of its Subsidiaries will enter into any agreement, arrangement or understanding or commit to take any action that, if taken on or before the Closing Date, would result in a breach of any of the foregoing covenants contained in this Section 5.1.

         5.2 ACQUIROR'S ACCESS. The Company and its Subsidiaries shall authorize and permit Acquiror and Merger Sub and their Representatives and financing sources, subject to the execution of confidentiality agreement(s) reasonably acceptable to the Company (it being understood that the form of the Confidentiality Agreement, dated as of October 30, 2003, between UBS AG and CPI, is reasonably acceptable) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective directors, officers, employees, representatives, properties, books, records, operating instructions and procedures, Tax Returns or other records, documents or information relating to Taxes and all other information with respect to the Business, the Company or any of its Subsidiaries and any of their affairs as Acquiror (or its Representatives or financing sources) may from time to time reasonably request, and to make copies of such books, records and other documents; provided, however, that Acquiror shall not interview employees of the Company or its Subsidiaries (other than senior management personnel) without the prior consent of the Company, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the rights of access of Acquiror and Merger Sub pending the Closing with respect to environmental matters relating to real property shall be limited to an examination of existing records and interviews with the Company's personnel and other Persons and conducting Phase I environmental studies and other investigations not involving physical testing of the real property or contacting officials of any Governmental Entity (other than to arrange for review of the files thereof), without the Company's prior consent, not to be unreasonably withheld.

         5.3 APPROVALS. The Company and Acquiror will use their respective commercially reasonable efforts to obtain all Approvals necessary for the consummation of the transactions contemplated hereby (including, without limitation, the requisite consent of or waiver by the other parties to any financing agreements).

         5.4 NO SOLICITATION. The Company shall not, and shall not permit any of its Subsidiaries or any of their respective directors, officers, employees, Representatives or agents to encourage, solicit or initiate, enter into discussions or negotiations concerning, respond to, provide any information to, or consult with any third party Person concerning, any Acquisition Proposal. As used herein, the term "ACQUISITION PROPOSAL" shall mean a proposal for the acquisition (by merger, stock purchase or otherwise) of the Company, any or all of its Subsidiaries, or all or any material portion of their respective or collective assets.

         5.5 HSR NOTIFICATION.

            5.5.1 Filings. As soon as practicable after the execution of this Agreement, if required, each of the Company and Acquiror (or their Ultimate Parent Entity as defined in the rules promulgated under the HSR Act) shall file, or cause to be filed, all filings, submissions, notifications and documentary material under any Laws applicable to the Company or its Subsidiaries, as the case may be, required in connection with consummation of the transactions contemplated by this Agreement, including (a) with the FTC and the Antitrust Division of the DOJ pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and any other U.S. Laws applicable to the Company or Acquiror, and (b) with the applicable Canadian Governmental Entity and other applicable Governmental Entities pursuant to their respective competition laws applicable to the Company, Acquiror and the Merger ("FOREIGN HSRS").

            5.5.2 Cooperation. The Company and Acquiror (and the appropriate respective Persons) shall promptly file any additional information requested as soon as practicable after receipt of a request for additional information. The Company and Acquiror shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. The Company and Acquiror shall keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other Governmental Entity and shall comply promptly with any such inquiry or request. The Company and Acquiror shall each bear its own costs and expenses incurred in connection with this Section 5.5, including any filing fees payable by such party under the HSR Act and any Foreign HSRs.

         5.6 COMPANY'S CONSENT REQUIRED PRIOR TO DISCUSSIONS WITH SECURITY HOLDERS. Acquiror shall not, without the Company's prior written consent, engage in substantive discussions with, or make any proposals to, any of the holders (or their representatives) of any of the indebtedness for borrowed money or other securities of the Company or its Subsidiaries (including, without limitation, Senior Preferred Stock and Junior Preferred Stock) or of any indebtedness for which the Company or its Subsidiaries is a guarantor, or to or with any party who has issued a letter of credit that benefits the Company or its Subsidiaries.

         5.7 FINANCING.

            5.7.1 The Company and its Subsidiaries shall each reasonably cooperate, and shall request the Company's auditors to reasonably cooperate, on a timely basis with Acquiror and Acquiror's auditors in their preparation of any financial statements that are required in connection with the financing of the purchase of the Company and its Subsidiaries. The cooperation required of the Company and its Subsidiaries shall include providing reasonable and customary management and legal representations to KPMG LLP, and the cooperation requested of their auditors shall include providing consents to Acquiror to use their audit reports on the Company and its Subsidiaries and to provide any necessary "comfort letters."

            5.7.2 Without limitation of the foregoing Section 5.7.1, each of the Company and its Subsidiaries agree to provide, and will request their respective Representatives to provide, reasonable cooperation in connection with the arrangement of financing by Acquiror to be consummated prior to or at the Closing in respect of transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for senior officers of the Company and its Subsidiaries to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, and assistance with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents.

            5.7.3 Acquiror shall use its commercially reasonable best efforts to enter into definitive documentation with respect to the financing contemplated by Section 4.5. Without limiting the generality of the preceding sentence, Acquiror shall use its commercially reasonable best efforts to negotiate and finalize definitive loan documentation for the Debt Financing. Acquiror shall keep the Company reasonably informed as to the status of the Debt Financing. If at any time any portion of the Debt Financing becomes unavailable on terms that are not materially less favorable to Acquiror than those in the Commitment Letter, Acquiror shall inform the Company and shall use its commercially reasonable best efforts to obtain replacement Debt Financing on terms substantially comparable to those terms set forth in the Commitment Letter. For the avoidance of doubt, nothing herein shall limit the ability of Acquiror to pursue alternative financing prior to the time set forth in the preceding sentence so long as Acquiror either (i) continues to use its commercially reasonable best efforts to pursue the Debt Financing or (ii) obtains commitment letters with respect to such alternative financing that are acceptable to the Securityholders' Representative in its sole discretion.

         5.8 COVENANT TO SATISFY CONDITIONS. The Company will use all commercially reasonable efforts to cause the conditions set forth in Section 6.3.1(a) hereof to be satisfied, insofar as such matters are within the control of the Company, and Acquiror will use all commercially reasonable efforts to cause the conditions set forth in Section 6.2.1(a) hereof to be satisfied, insofar as such matters are within the control of Acquiror. Each party hereto shall promptly consult with the other parties with respect to, and provide to the other parties any legally permitted information and copies of and assistance with all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. The Company and Acquiror further covenant and agree, with respect to a pending or threatened preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

         5.9 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including closing the transactions by February 28, 2004.

         5.10 INDEMNIFICATION, EXCULPATION.

            5.10.1 To the full extent permitted by law, all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former directors, officers and employees of the Company, as provided in the Company's or any Subsidiary's certificate of incorporation and/or bylaws and/or any indemnification agreements as in effect on the date hereof and pursuant to applicable Law shall be assumed by the Surviving Corporation in the Merger, without any further action on the part of any Person, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Time; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

            5.10.2 Notwithstanding anything herein to the contrary, the Company shall be entitled to purchase a runoff policy for its directors and officers liability insurance if the full cost of such insurance is paid prior to the Closing or is reflected as a liability in Working Capital.

            5.10.3 The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

         5.11 SENIOR PREFERRED STOCK; JUNIOR PREFERRED STOCK. The Company or CPI may, at its option, offer to purchase some or all of the outstanding Junior Preferred Stock or Senior Preferred Stock from the holders thereof, which purchase may be contingent on the occurrence of the Closing. In connection with any such offer, the Company may seek the approval of the holders of Junior Preferred Stock and Senior Preferred Stock with respect to changes in the terms thereof, provided, that any such changes shall not be made or proposed without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The Company shall keep Acquiror informed with respect to any such actions and the means by which any such offer is made or approval is sought and any documentation with respect thereto shall be subject to the approval of Acquiror which approval shall not be unreasonably withheld or delayed. If any shares of Junior Preferred Stock are outstanding on the Closing Date, (i) the Surviving Corporation shall cause CPI to mail a notice of redemption in accordance with the terms of Section B(2)(e) of Article FOUR of CPI's Restated Certificate of Incorporation no later than the first Business Day following the Closing Date (it being understood that such notice of redemption shall provide for such shares of Junior Preferred Stock to be redeemed no later than the first day following the date such is notice given that such shares of Junior Preferred Stock are permitted to be redeemed in accordance with the terms of Section B(2)(e) of Article FOUR of CPI's Restated Certificate of Incorporation and that the Junior Preferred Stock is being redeemed at the "Optional Redemption Price" pursuant to Section B(2)(e)(i) of Article FOUR of CPI's Restated Certificate of Incorporation) and (ii) the Company shall have obtained on or prior to the Closing Date a waiver (the "JUNIOR PREFERRED WAIVER"), in form and substance reasonably satisfactory to Acquiror, by the requisite holders of Junior Preferred Stock pursuant to Section B(2)(f)(ii)(C) of Article FOUR of CPI's Restated Certificate of Incorporation of compliance with (A) Section B(2)(c)(v) and (vi) of Article FOUR of CPI's Restated Certificate of Incorporation and any other restriction contained in Section B(2) of Article FOUR of CPI's Restated Certificate of Incorporation upon CPI transferring funds (by dividend or otherwise) to the Company or the Surviving Corporation, (B) Sections B(2)(g) and B(2)(h) of Article FOUR of CPI's Restated Certificate of Incorporation and (C) Section B(2)(f)(ii) (other than clause (C) thereof). If any shares of Senior Preferred Stock are outstanding on the Closing Date, (i) the Surviving Corporation shall cause CPI to mail a notice of redemption in accordance with the terms of Section B(1)(e) of Article FOUR of CPI's Restated Certificate of Incorporation no later than the first Business Day following the Closing Date (it being understood that such notice of redemption shall provide for such shares of Senior Preferred Stock to be redeemed no later than the first day following the date such notice is given that such shares of Senior Preferred Stock are permitted to be redeemed in accordance with the terms of Section B(1)(e) of Article FOUR of CPI's Restated Certificate of Incorporation and that the Senior Preferred Stock is being redeemed at the "Optional Redemption Price" pursuant to Section B(1)(e) of Article FOUR of CPI's Restated Certificate of Incorporation) and (ii) the Company shall have obtained on or prior to the Closing Date a waiver (the "SENIOR PREFERRED WAIVER"), in form and substance reasonably satisfactory to Acquiror, by the requisite holders of Senior Preferred Stock pursuant to Section B(1)(f)(ii)(C) of Article FOUR of CPI's Restated Certificate of Incorporation of compliance with (A) Sections B(1)(c)(v) and (vi) of Article FOUR of CPI's Restated Certificate of Incorporation and any other restriction contained in Section B(1) of Article FOUR of CPI's Restated Certificate of Incorporation upon CPI transferring funds (by dividend or otherwise) to the Company or the Surviving Corporation, (B) Section B(1)(f)(ii) (other than clause (ii)(C) thereof) and (iii) of Article FOUR of CPI's Restated Certificate of Incorporation, (C) Section B(1)(h) of Article FOUR of CPI's Restated Certificate of Incorporation and (D) Section B(1)(m) of Article FOUR of CPI's Restated Certificate of Incorporation.

         5.12 SENIOR SUBORDINATED NOTES. The Company shall do (or, if applicable, shall cause its Subsidiaries to do) one or more of the following at its sole option: (a) simultaneously with the Closing, effect a covenant defeasance of the Senior Notes pursuant to Section 8.03 of the Indenture (using funds to be provided by the financing at the Closing), (b) prior to the Closing, offer to purchase, contingent upon the occurrence of the Closing, some or all of the outstanding Senior Notes at a price to be determined by the Company in its sole discretion, and, at its option, solicit in connection therewith consents with respect to amendments of the Indenture to eliminate or make inapplicable the covenants described in the first sentence of Section 8.03 of the Indenture and any such other amendments as the Company shall determine, which other amendments shall require the prior approval of Acquiror, not to be unreasonably withheld, or (c) prior to the Closing issue a redemption notice for the Senior Notes in accordance with Section 3.03 of the Indenture, and thereafter redeem the Senior Notes in accordance with Section 3.07 of the Indenture either (i) prior to the Closing, with funds to be borrowed by the Company (so long as such borrowing is repaid in full at the Closing) or (ii) at the Closing, with a combination of cash on hand and amounts to be funded by CPI at Closing. The Company shall keep Acquiror informed with respect to any such actions and the means by which any such offer is made or approval is sought and any documentation with respect to any of the foregoing shall be subject to the approval of Acquiror, which approval shall not be unreasonably withheld or delayed. In the event that any Senior Notes are outstanding as of the Closing Date, the Surviving Corporation shall cause CPI to mail a redemption notice in accordance with the terms of Section 3.03 of the Indenture no later than the first Business Day following the Closing Date calling for the redemption of the Senior Notes pursuant to Sections 3.03 and 3.07 of the Indenture (it being understood that such redemption notice shall provide for the Senior Notes to be redeemed no later than the first day following the date such notice is mailed that the Senior Notes are permitted to be redeemed pursuant to
Section 3.03 of the Indenture).

         5.13 GOVERNMENT CONTRACTS. Promptly following the date hereof, (a) the Company and Acquiror shall meet and confer (i) to identify the Government Contracts that they mutually agree are strategically the most important to the Company's continuing Business; and (ii) to agree upon a communications plan for notifying the customers under the Government Contracts identified under (i) above regarding the transactions contemplated by this Agreement; (b) the Company shall promptly notify its Government Contract customers pursuant to the plan agreed upon under (a)(ii) above; and (c) the Company shall promptly notify Acquiror of the customers' responses to the notification given pursuant to (b) above.

         5.14 NOTIFICATION. The Company shall disclose to Acquiror in writing in reasonable detail any material variances from the representations and warranties contained in Article III and any other fact or event that would cause or constitute a breach in the covenants in this Agreement made by the Company, any of its Subsidiaries or the Securityholders' Representative, promptly upon discovery thereof. Such disclosures shall not be deemed to amend or supplement the Company Schedules delivered on the date hereof or cure any misrepresentation or breach. The Company shall give prompt notice to Acquiror of any event or circumstance known to the Company or the Securityholders' Representative that would constitute a material breach or non-compliance with any of the terms or conditions of, or agreements of the Company under, this Agreement.

         5.15 CONSULTATION WITH RESPECT TO EXECUTIVE COMPENSATION. Notwithstanding anything to the contrary contained in this Agreement regarding the acceleration of Stock Options or the payment of employee bonuses constituting "Specified Bonuses" in connection with or arising out of the transactions contemplated by this Agreement, Acquiror and the Company will consult with each other (including, without limitation, with respect to (i) the determination of which employees require the requisite approval of stockholders referred to Section 1.2.1 or (ii) any other stockholder approval designed to satisfy Section 280G(b)(5)(ii) has been obtained) prior to the Closing concerning whether any such acceleration of Stock Options or payment of such Specified Bonuses, alone or in conjunction with other benefits or payments to be provided to any employee of the Company would result in such employee being deemed to have received an "excess parachute payment" within the meaning of
Section 280G of the Code; and, if Acquiror reasonably concludes that any such benefit or payment would so result in an "excess parachute payment," then the Company shall cause the acceleration of Stock Options and the payment of such Specified Bonuses, and/or the payment of other benefits or payments to be provided to such employee to be reduced to the minimum amount necessary to avoid an "excess parachute payment."

                                   ARTICLE VI
                           CONDITIONS TO OBLIGATIONS

         6.1 GENERAL CONDITIONS. The obligations of the parties to consummate the Merger shall be subject to the following conditions unless waived in writing by the parties hereto:

            6.1.1 No Law or Orders. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) that prohibits or materially restricts the Merger; provided, however, that each party hereto shall have used its commercially reasonable efforts to prevent or contest any such Order.

            6.1.2 HSR. Any applicable waiting period under the HSR Act shall have expired or shall have been terminated with respect to the Merger and the Approvals of Governmental Entities listed on Schedule 6.1.2 shall have been obtained.

         6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the Company:

            6.2.1 Accuracy of Representations and Performance of Obligations by Acquiror and Merger Sub.

                (a) All representations and warranties made by Acquiror and Merger Sub in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquiror and Merger Sub pursuant hereto shall be true and correct in all respects on the date when made and as of the Closing Date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct in all respects as of such particular dates), except where such failures have not affected or interfered with, and could not reasonably be expected to affect or interfere with, Acquiror's or Merger Sub's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                (b) Acquiror and Merger Sub shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquiror or Merger Sub pursuant hereto required to be performed or complied with by Acquiror or Merger Sub either at or prior to the Closing Date.

                (c) At the Closing, Acquiror and Merger Sub shall deliver to the Company a certificate of the president or any vice president and secretary or any assistant secretary of Acquiror and Merger Sub to the foregoing effect.

            6.2.2 Acquiror Deliveries. Acquiror shall have delivered, or shall have caused to be delivered to the Company, the following:

                (a) a certified copy of the resolutions duly adopted by the board of directors of Acquiror and Merger Sub, or an appropriate committee thereof, authorizing this Agreement and the other agreements and instruments contemplated hereby and the transactions contemplated hereby and thereby; and

                (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel.

         6.3 CONDITIONS PRECEDENT TO OBLIGATION OF ACQUIROR AND MERGER SUB. The obligation of Acquiror and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Acquiror:

            6.3.1 Accuracy of the Company's Representations and Performance of Obligations.

                (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all respects without regard to any materiality qualifiers (including Material Adverse Effect), on the date when made and as of the Closing Date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct in all respects without regard to materiality qualifiers (including Material Adverse Effect) as of such particular dates), except where such failures, individually and in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

                (b) The Company shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing Date.

                (c) At the Closing, the Company shall deliver to Acquiror a certificate of the president or any vice president and secretary or any assistant secretary of the Company to the foregoing effect.

            6.3.2 Company Adverse Changes. There shall not have occurred after the date hereof any event, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect.

            6.3.3 The Company's Approvals. The Company shall have given or obtained, on terms reasonably satisfactory to Acquiror, the Approvals set forth on Schedule 6.3.3.

            6.3.4 The Company and its Subsidiaries shall have terminated the agreements, arrangements and understandings listed on Schedule 6.3.4 on terms and conditions reasonably satisfactory to Acquiror.

            6.3.5 Deliveries. The Company shall have delivered, or shall have caused to be delivered, to Acquiror at or prior to the Closing Date the following:

                (a) to the extent requested by Acquiror, resignations of the directors of the Company and each of its Subsidiaries, effective as of the Closing;

                (b) a certified copy of the resolutions duly adopted by the board of directors of the Company, or an appropriate committee thereof, authorizing this Agreement and the other agreements and instruments contemplated hereby and the transactions contemplated hereby and thereby;

                (c) a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) that the Company is not a U.S. real property holding corporation under Section 897(c)(2) of the Code;

                (d) payoff letters and UCC-3 termination statements relating to the satisfaction of the Indebtedness set forth in Schedule 6.3.5, all in form and substance satisfactory to Acquiror; and

                (e) such other documents, instruments or certificates as shall be reasonably requested by Acquiror or its counsel.

            6.3.6 Financing. Acquiror and/or Merger Sub shall have obtained the Debt Financing for CPI on terms that are not materially less favorable to Acquiror than those set forth in the Commitment Letter (including the term sheets attached thereto).

            6.3.7 Senior Notes. Any of the following shall occur or, as applicable, shall have occurred and the Company shall have delivered to Acquiror evidence thereof, in form and substance reasonably satisfactory to Acquiror: (i) all of the Senior Notes shall be repurchased at or prior to the Closing, (ii) a covenant defeasance shall have occurred pursuant to the Section 8.03 of the Indenture, or (iii) the Indenture shall have been amended to eliminate or make inapplicable the covenants described in the first sentence of Section 8.03 of the Indenture and the events of default described in the last sentence of
Section 8.03 of the Indenture.

            6.3.8 Senior Preferred Stock; Junior Preferred Stock. If (a) any of the Junior Preferred Stock is outstanding on the Closing Date, then the Junior Preferred Waiver shall have been obtained, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Acquiror and (b) any of the Senior Preferred Stock is outstanding on the Closing Date, then the Senior Preferred Waiver shall have been obtained, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Acquiror.

                                  ARTICLE VII
                                INDEMNIFICATION

         7.1 INDEMNIFICATION FOR THE BENEFIT OF ACQUIROR INDEMNIFIED PARTIES. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, the Acquiror Indemnified Parties shall be indemnified and held harmless from and against Losses resulting from or arising out of any

(i) breach of any representation or warranty of the Company contained herein or
(ii) non-fulfillment or breach of any pre-Closing covenant of the Company contained herein, as set forth in, and pursuant to the terms and subject to the conditions and limitations of, the Voting and Indemnification Agreement. It is understood that from and after the Closing, the sole and exclusive remedy of the Acquiror Indemnified Parties with respect to any and all claims arising out of or relating to this Agreement and the transactions contemplated hereby (other than for fraud or for breaches that constitute bad faith) shall be pursuant to the indemnification provisions of the Voting and Indemnification Agreement.

         7.2 INDEMNIFICATION FOR THE BENEFIT OF COMPANY INDEMNIFIED PARTIES. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Acquiror shall defend, indemnify and save the Company Indemnified Parties harmless from and against any and all Losses whatsoever resulting from or arising out of any (i) breach of any surviving representation or warranty of Acquiror contained herein, which breach shall be determined without regard to materiality qualifiers (including Material Adverse Effect) and
(ii) non-fulfillment or breach of any covenant of Acquiror contained herein. Notwithstanding anything to the contrary contained in this Agreement, after the Closing (i) Acquiror shall not be obligated to indemnify or hold harmless the Company Indemnified Parties with respect to any Losses resulting from breaches of Acquiror's or Merger Sub's representations and warranties contained herein until the aggregate amount of such Losses exceeds $1,000,000, and then Acquiror shall only be liable to pay such Losses hereunder in excess of $1,000,000, and
(ii) the total maximum aggregate indemnification payments by Acquiror pursuant to this Section 7.2 shall not exceed $20,000,000 in the aggregate. The foregoing limitations shall not apply to any non-fulfillment or breach of any covenants to be performed at or after the Closing. For purposes of indemnification provided in this Article VII, the representations and warranties contained herein shall be deemed to be made as of the date hereof and as of the Closing Date; provided, however, that any representations and warranties that address matters as of a particular date shall be deemed to have been made as of such date.

         7.3 CLAIMS.

            7.3.1 If a Company Indemnified Party (the "CLAIMANT") desires to make a claim pursuant to this Article VII, the Claimant shall give prompt written notice to Acquiror (in such capacity, the "INDEMNITY REPRESENTATIVE") of the amount and circumstances surrounding the same and the amount (estimated, if necessary) of the Loss incurred or reasonably expected to be incurred in respect of any such claim; provided that the failure to so notify an Indemnity Representative shall not relieve the Indemnity Representative of its obligations hereunder except to the extent prejudiced thereby. If the Indemnity Representative notifies the Claimant that it disputes the Claimant's right of indemnification with respect to any such claim for indemnification, then the Claimant and the Indemnity Representative shall use reasonable efforts to resolve such dispute. If the Claimant and the Indemnity Representative reach a written agreement as to the amount of Losses payable to the Claimant in respect of such claim, the Indemnity Representative shall be required to pay to the Claimant the amount of such Losses within fifteen (15) days after the date of such written agreement.

            7.3.2 With respect to indemnification claimed by a Claimant with respect to a third party claim or Action ("CLAIM"), the Claimant (a) shall give prompt written notice to the Indemnity Representative of (i) the institution of such Claim at any time instituted against or made upon Claimant in connection with which the Claimant could claim indemnification; provided, that the failure to so notify the Indemnity Representative shall not relieve the Indemnity Representative of its obligations hereunder except to the extent prejudiced thereby and (ii) to the extent known, of the amount and circumstances surrounding the same, and (b) shall permit the Indemnity Representative, at its option, to assume and control the defense against such Claim through counsel of its choice (which counsel shall be reasonably satisfactory to the Claimant) if the Indemnity Representative gives written notice of its intention to do so to the Claimant within thirty (30) calendar days after the receipt of notice of such Claim from Claimant. If the Indemnity Representative does not notify the Claimant within thirty (30) calendar days after the receipt of the Claimant's notice of a claim of indemnity hereunder that it elects to undertake the defense of such Claim, the Claimant shall have the right to contest the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. In the event that the Indemnity Representative undertakes the defense against any such Claim as provided above, the Claimant shall cooperate with the Indemnity Representative in such defense and make available to the Indemnity Representative, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnity Representative. Any Claimant shall be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Claimant. No such Claim may be settled by the Indemnity Representative without the written consent of the Claimant, provided that such consent shall not be withheld or delayed unless, as a result of such settlement, injunctive or other equitable relief will be imposed against the Claimant or such settlement does not expressly and unconditionally release the Claimant from all liabilities and obligations with respect to such Claim. If the Indemnity Representative has assumed the defense of a Claim, no such Claim may be settled by the Claimant without the prior written consent of the Indemnity Representative, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnity Representative elects to assume and control the defense of such Claim as provided in this Section 7.3, the Indemnity Representative shall bear the costs of such defense.

         7.4 TIME LIMITATION ON CLAIMS FOR INDEMNIFICATION.

            7.4.1 Any claim for indemnification under Section 7.2 must be asserted in writing in accordance with the provisions of Section 7.3 and must be asserted within the time period for survival of the provision of this Agreement upon which such claim is based, as set forth in Section 9.1.

            7.4.2 So long as any claim is asserted in writing in accordance with the provisions of this Agreement on or prior to the time limitations set forth in this Section 7.4, any right to indemnification under this Agreement shall survive such time period through and until the validity of such claim is finally determined. None of Acquiror, Merger Sub or the Surviving Corporation shall have any liability hereunder with respect to any claim that is not brought within the time limits set forth in this Section 7.4.

         7.5 ADDITIONAL LIMITATIONS ON INDEMNIFICATION. Each Claimant shall use its commercially reasonable efforts to pursue available third party insurance, indemnification, contribution or similar claims in respect of which a notice of claim is submitted to the Indemnity Representative to the same extent as it would if any Losses were not subject to indemnification hereunder; provided that failure to take any such actions shall not relieve Acquiror of its obligations hereunder. The amount of Acquiror's liability under this Agreement shall be determined net of any applicable insurance proceeds actually received by the respective Claimant and any indemnity, contribution or other similar payment actually received by such Claimant from any third party with respect thereto (in each case, net of any expenses incurred by the Claimant in collecting such amount, including the cost of maintaining any such insurance policy), in each case to the extent actually received prior to the time such Claimant receives a payment (an "INDEMNITY PAYMENT") required by this Agreement in respect of any claim hereunder. In addition, if a Claimant receives an Indemnity Payment and subsequently actually receives any proceeds from any third party indemnification, contribution, insurance or similar claim with respect to such claim (the "RECOVERED PROCEEDS"), then such Claimant will pay to Acquiror an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due from Acquiror to such Claimant if the Recovered Proceeds (in each case, net of any expenses incurred by such Claimant in collecting such amount, including the cost of maintaining any such insurance policy) had been received, realized or recovered before the Indemnity Payment was made.

         7.6 THIRD PARTY BENEFICIARIES. The provisions of this Article VII are intended to be for the benefit of, and will be enforceable by the Company Indemnified Parties.

         7.7 SOLE REMEDY. From and after the Closing, the sole and exclusive remedy of the Company Indemnified Parties with respect to any and all claims arising out of or relating to this Agreement and the transactions contemplated hereby (other than for fraud or for breaches that constitute bad faith) shall be pursuant to the indemnification provisions of this Agreement.

         7.7 EFFECT OF INDEMNIFICATION PAYMENTS. The parties hereto agree that any payments in respect of Acquiror's indemnification obligations pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration.

                                  ARTICLE VIII
                                  TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time before
Closing:

            8.1.1 by the mutual consent of Acquiror and the Company;

            8.1.2 by either Acquiror (if neither Acquiror nor Merger Sub is in material breach of its covenants, representations or warranties hereunder) or the Company (if not in material breach of its covenants, representations or warranties hereunder) by notice to the other if the Merger shall not have occurred by February 28, 2004 (such date, as extended, the "TERMINATION DATE");

            8.1.3 by the Company by notice to Acquiror if either Acquiror or Merger Sub is in material breach of its covenants, representations or warranties hereunder and such breach either is incapable of cure or is not cured within fifteen (15) days after receipt of notice from the Company; and

            8.1.4 by Acquiror by notice to the Company if the Company is in material breach of its covenants, representations or warranties hereunder and such breach either is incapable of cure or is not cured within fifteen (15) days after receipt of notice from Acquiror.

         8.2 RIGHTS AFTER TERMINATION. Upon termination of this Agreement as provided in Section 8.1 above, the parties shall be released from all obligations arising hereunder and this Agreement shall become void and of no further force and effect; provided, however, that termination shall not affect
(i) the rights and remedies available to the Company as a result of any breach of this Agreement by Acquiror or Merger Sub, (ii) the rights and remedies available to Acquiror or Merger Sub as a result of any breach of this Agreement by the Company, and (iii) the provisions of Sections 3.17 and 4.4, and Article IX.

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS. Except for the representations and warranties respecting the Company in Section 3.14, which shall survive for a period of three (3) years following the Closing Date, each and every other representation and warranty contained herein shall survive the Closing Date for a period of fourteen (14) months. The pre-closing covenants of Acquiror and the Company contained herein shall survive for a period of fourteen (14) months following the Closing Date, and all other covenants shall survive the Closing Date in accordance with their terms.

         9.2 EXPENSES. (a) Each of Acquiror and Merger Sub shall pay all of its own costs and expenses (including, without limitation, attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby and (b) the Company shall pay all of its costs and expenses (including, without limitation, attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby, provided that, in the event that the Closing occurs, the Transaction Expenses shall either be paid by the Company prior to the Closing or, if unpaid prior to the Closing, shall be borne by the Securityholders as provided in the definition of "Merger Consideration" and subject to the Voting and Indemnification Agreement.

         9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after deposit in the U.S. Mails, first class postage prepaid. Notices shall be addressed as follows:

To the Company:                      Communications & Power Industries, Inc.
                                     811 Hansen Way, Mail Stop A-028
                                     Palo Alto, California 94303
                                     Attention: Joel A. Littman
                                     Facsimile: (650) 846-3276

With a copy to:                      Green Equity Investors II, L.P.
                                     c/o Leonard Green & Partners, L.P.
                                     11111 Santa Monica Boulevard, Suite 2000
                                     Los Angeles, California 90025
                                     Attention: John M. Baumer
                                     Facsimile: (310) 954-0404

With a copy to:                      Irell & Manella LLP
                                     1800 Avenue of the Stars, Suite 900
                                     Los Angeles, California 90067
                                     Attention: Richard C. Wirthlin, Esq.
                                     Facsimile: (310) 203-7199

To Acquiror or Merger Sub:           CPI Acquisition Corp.
                                     CPI Merger Sub Corp.
                                     c/o The Cypress Group L.L.C.
                                     65 East 55th Street
                                     New York, New York 10022
                                     Attention: Michael F. Finley
                                     Facsimile: (212) 705-0199

With a copy to:                      Simpson Thacher & Bartlett LLP
                                     425 Lexington Avenue
                                     New York, New York 10017
                                     Attention: Marni J. Lerner, Esq.
                                     Facsimile: (212) 455-2502

Any party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

         9.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto (although Schedules shall be delivered separately to each party and shall not be attached to this Agreement), the Voting and Indemnification Agreement, the Escrow Agreement and any other agreements entered into on the date hereof between or among the Company and/or the Stockholders' Representative, on the one hand, and Acquiror and/or Merger Sub, on the other hand, constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all written or verbal representations, warranties, commitments and other understandings prior to the date hereof except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms (it being understood that the Confidentiality Agreement shall terminate upon the Closing). No reference shall be made to any draft of this Agreement or of any Schedule or Exhibit hereto for purposes of interpretation or resolution of ambiguity or otherwise.

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.6 SEVERABILITY. If any provision of this Agreement shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision of this Agreement.

         9.7 ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by (i) the Company or the Securityholders' Representative without the prior written consent of Acquiror and Merger Sub or (ii) Acquiror or Merger Sub without the prior written consent of the Company, or after the Closing, the Securityholders' Representative; provided that Acquiror may assign its rights hereunder to an Affiliate of Acquiror without such consent as long as such assignment does not limit or affect Acquiror's obligations hereunder.

         9.8 THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.10 hereof and/or Article VII hereof.

         9.9 NO REPRESENTATIONS BY SECURITYHOLDERS' REPRESENTATIVE. The parties agree and acknowledge that GEI (i) is executing this Agreement solely in its capacity as the Securityholders' Representative, (ii) is not making any representation or warranty, express or implied, of any nature whatsoever with respect to itself or the Company or its Subsidiaries, and (iii) shall not have any liability whatsoever with respect to any representations, warranties, covenants or other agreements of the Company contained in this Agreement other than any liability therefor as expressly provided pursuant to the Voting and Indemnification Agreement of GEI. The Securityholders' Representative shall have no liability to the Company, any securityholder thereof or any Person claiming by or through any of the foregoing for any actions taken pursuant to this Agreement except to the extent that a court of competent jurisdiction determines in a final, nonappealable judgment that the Securityholders' Representative committed gross negligence or willful misconduct in its capacity as the Securityholders' Representative hereunder.

         9.10 CAPTIONS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this

Agreement. The inclusion of section headings in the Schedules is for convenience only, and any reference to the "Schedules" in a section of this Agreement shall be deemed to refer to (i) the section or subsection of the Schedules in which such reference is made and (ii) any other section of the Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section or subsection of this Agreement.

         9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflict of laws.

         9.12 AMENDMENT AND WAIVER. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by each of the Company (or, if after the Effective Time, then the Surviving Corporation), Acquiror, and the Securityholders' Representative. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving.

         9.13 CONFIDENTIALITY. Acquiror and the Company agree and acknowledge that they will continue to be bound by the terms and conditions of the letter agreement, dated July 15, 2003, between Bear Stearns & Co. Inc., as representative of CPI, and The Cypress Group, L.L.C. (as amended and supplemented from time to time, the "CONFIDENTIALITY AGREEMENT") until the earlier of the Closing Date and the date upon which the Confidentiality Agreement terminates in accordance with its terms.

         9.14 MATERIALITY AND IMMATERIALITY. None of the threshold dollar amounts listed herein shall be deemed an admission that an amount greater than such threshold is material or that an amount less than such threshold is immaterial. The inclusion of any item in a Schedule shall not be deemed an admission that such item is material or that the impact of such item could constitute a Material Adverse Effect.

         9.15 PUBLICITY. Except for disclosures required by Law or contract (in which case Acquiror or the Company, as applicable, will have the right to review any such disclosures prior to its issuance, publication or distribution), neither party hereto will make any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the other parties hereto.

         9.16 CONSENT TO JURISDICTION; NO JURY TRIAL. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court in the Southern District of New York, and each party waives any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party if given as provided herein. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                                   ARTICLE X
                                  DEFINITIONS

         10.1 CERTAIN TERMS. For all purposes of this Agreement, except as otherwise expressly provided:

            10.1.1 the terms defined in this Article X have the meanings assigned to them in this Article X and include the plural as well as the singular;

            10.1.2 all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

            10.1.3 all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

            10.1.4 pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

            10.1.5 the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

            10.1.6 the word "including" shall mean including without limitation.

         10.2 DEFINITIONS. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

         "ACCOUNTANTS' DETERMINATION" has the meaning set forth in Section 2.2 hereof.

         "ACQUIROR" has the meaning set forth in the preamble hereof.

         "ACQUIROR INDEMNIFIED PARTIES" means Acquiror, Merger Sub, their respective Subsidiaries and Affiliates, any assignee or successor thereof, and each partner, member, officer, director and employee of each of the foregoing.

         "ACQUISITION PROPOSAL" has the meaning set forth in Section 5.4 hereof.

         "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "AGREEMENT" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference (although Schedules shall be delivered separately to each party and shall not be attached to this Agreement).

         "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         "ARBITRATING ACCOUNTANTS" has the meaning set forth in Section 2.2.2 hereof.

         "BUSINESS" means the business of the Company and its Subsidiaries, taken as a whole.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or legal holiday in the State of California or the State of New York.

         "CALIFORNIA CODE" means the California Corporations Code, as amended.

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 1.1.2 hereof.

         "CLAIM" has the meaning set forth in Section 7.3.2 hereof.

         "CLAIMANT" has the meaning set forth in Section 7.3.1 hereof.

         "CLOSING" has the meaning set forth in Section 1.1.4 hereof.

         "CLOSING DATE" has the meaning set forth in Section 1.1.4 hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITMENT LETTER" has the meaning set forth in Section 4.5 hereof.

         "COMPANY" has the meaning set forth in the preamble hereof.

         "COMPANY COMMON STOCK" has the meaning set forth in Section 1.2.2 hereof.

         "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 3.6(a) hereof.

         "COMPANY INDEMNIFIED PARTIES" means the Securityholders and their Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing.

         "COMPANY LEASED REAL ESTATE" has the meaning set forth in Section
3.12.2 hereof.

         "COMPANY OWNED REAL ESTATE" has the meaning set forth in Section 3.12.1 hereof.

         "COMPANY SCHEDULES" means the schedules to this Agreement delivered by the Company, which schedules shall be delivered separately and shall not be attached to this Agreement.

         "COMPANY SHARES" has the meaning set forth in Section 1.2.2 hereof.

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 9.13 hereof.

         "CPI" has the meaning set forth in Section 3.3.2 hereof.

         "DEBT FINANCING" has the meaning set forth in Section 4.5 hereof.

         "DGCL" has the meaning set forth in Section 1.1.1 hereof.

         "DISSENTING SHARES" has the meaning set forth in Section 1.5 hereof.

         "DOJ" means the United States Department of Justice.

         "EFFECTIVE TIME" has the meaning set forth in Section 1.1.2 hereof.

         "ENCUMBRANCE" means any charge, encumbrance, security interest, lien, mortgage, right of first refusal, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.9.1 hereof.

         "EQUITY-LIKE SECURITIES" means any securities that are convertible into, exercisable for, or exchangeable for, equity securities.

         "ERISA" has the meaning set forth in Section 3.15 hereof.

         "ERISA AFFILIATE" has the meaning set forth in Section 3.15 hereof.

         "ESCROW AGENT" has the meaning set forth in Section 1.4 hereof.

         "ESCROW AGREEMENT" has the meaning set forth in Section 1.4 hereof.

         "ESCROW AMOUNT" has the meaning set forth in Section 1.4 hereof.

         "ESTIMATED CLOSING DATE WORKING CAPITAL" means the estimated amount of Working Capital as of the opening of business on the Closing Date, based on the good faith estimate of Working Capital as of such date prepared by the Chief Financial Officer of the Company, which estimate shall be delivered in writing to the Securityholders' Representative and Acquiror not later than two (2) Business Days prior to the Closing.

         "EXPENSE ESCROW AMOUNT" has the meaning set forth in Section 1.4 hereof.

         "FINAL DETERMINATION DATE" shall mean the earliest to occur of the following (i) the 21st Business Day following the receipt by the Securityholders' Representative of the Notice of Adjustment, if the Securityholders' Representative shall have failed to deliver the Objection Notice to Acquiror within the First 20-Day Period, (ii) the date on which either the Securityholders' Representative or Acquiror gives the other a written notice that such party has no objection to the other party's determination of the Final Working Capital, (iii) the date on which the Securityholders' Representative and Acquiror execute and deliver a Settlement Agreement and (iv) the date as of which the Securityholders' Representative and Acquiror shall have received the Accountants' Determination.

         "FINAL WORKING CAPITAL" means the consolidated Working Capital of the Company and its Subsidiaries determined in accordance with Article II hereof.

         "FINAL WORKING CAPITAL STATEMENT" has the meaning set forth in Section
2.1 hereto.

         "FIRST 20-DAY PERIOD" has the meaning set forth in Section 2.2.2 hereof.

         "FOOTHILL LOAN AGREEMENT" means the Loan and Security Agreement, dated as of December 15, 2000, by and among CPI, as borrower, the other obligors named therein, the lenders signatory thereto and Foothill Capital Corporation, as arranger and administrative agent, as amended.

         "FOREIGN PLAN" has the meaning set forth in Section 3.15 hereof.

         "FOREIGN HSRS" has the meaning set forth in Section 5.5.1.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

         "GEI" has the meaning set forth in the preamble hereof.

         "GOVERNMENT BID" shall mean any quotation, bid or proposal submitted by the Company or any of its Subsidiaries to the U.S. Government or any party known by the Company or any of its Subsidiaries to be a proposed prime contractor or higher-tier subcontractor of the U.S. Government.

         "GOVERNMENT CONTRACT" shall mean any agreement for the delivery of goods or services between the Company and/or any of its Subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any party known by the Company to be a prime contractor of the U.S. Government or (iii) any party known by the Company to be a subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.

         "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign or any quasi-governmental, self-regulatory organization or private body exercising any regulatory or taxing authority thereunder.

         "HAZARDOUS SUBSTANCE" means any material, substance or waste that is regulated pursuant to any Law or Order the purpose of which is to protect human health or the environment, including the Comprehensive Environmental Response Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Toxic Substances Control Act.

         "HSR ACT" has the meaning set forth in Section 5.5.1 hereof.

         "INDEBTEDNESS" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) guarantees or other contingent obligations in respect of items in clause (i); (iii) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iv) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements; and (v) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

         "INDEMNITY PAYMENT" has the meaning set forth in Section 7.5 hereof.

         "INDEMNITY REPRESENTATIVE" has the meaning set forth in Section 7.3.1 hereof.

         "INDENTURE" means CPI's Indenture, dated as of August 11, 1995, governing the Senior Notes, as amended by the First Supplemental Indenture, dated as of August 11, 1995, and the Second Supplemental Indenture, dated as of December 22, 1995.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.16 hereof.

         "JUNIOR PREFERRED STOCK" has the meaning set forth in Section 3.3.2 hereof.

         "JUNIOR PREFERRED WAIVER" has the meaning set forth in Section 5.11.

         "LATEST BALANCE SHEET" has the meaning set forth in Section 3.6(a)

         "LAW" means any law (including common law), statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

         "LEASE" has the meaning set forth in Section 3.12.2 hereof.

         "LENDERS" has the meaning set forth in Section 4.5 hereof.

         "LOSSES" means losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred.

         "MANAGEMENT EQUITY LOANS" means the outstanding loans payable by certain stockholders of the Company in respect of amounts borrowed to purchase Company Shares. Schedule 3.2.3 sets forth the outstanding principal amount and accrued interest of each Management Equity Loan as of October 31, 2003.

         "MATERIAL ADVERSE EFFECT" means, (i) with respect to the Company and its Subsidiaries, a material adverse effect on the financial condition, results of operations, assets or liabilities (except insofar as they relate generally to the economy or to the industry of which the Business is a part and do not affect the Company and its Subsidiaries in a materially disproportionate manner) or business of the Company and its Subsidiaries taken as a whole; and (ii) with respect to Acquiror or Merger Sub, a material adverse change in

Acquiror's or Merger Sub's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         "MERGER" has the meaning set forth in Section 1.1.1 hereof.

         "MERGER CONSIDERATION" means an amount equal to (i) $300,000,000, minus
(ii) the Net Indebtedness and Preferred Stock Amount, plus (iii) the aggregate amount of exercise price proceeds of all Stock Options (assuming that all such Stock Options were exercised and/or converted and the Company collected such exercise price proceeds), plus (iv) the aggregate principal amount of all Management Equity Loans plus any accrued but unpaid interest thereon through and including the Closing Date, plus (v) an amount equal to the excess, if any, of the Estimated Closing Date Working Capital over the Working Capital Target, minus (vi) an amount equal to the excess, if any, of the Working Capital Target over the Estimated Closing Date Working Capital, minus (vii) the aggregate Transaction Expenses to the extent unpaid as of the opening of business on the Closing Date, and minus (viii) the total amount of Specified Bonuses that are unpaid as of the opening of business on the Closing Date.

         "MERGER CONSIDERATION ADJUSTMENT" has the meaning set forth in Section
2.3.4 hereof.

         "MERGER SUB" has the meaning set forth in the preamble hereof.

         "NET INDEBTEDNESS AND PREFERRED STOCK AMOUNT" means, without duplication, the aggregate amount of (i) all outstanding principal on the Senior Notes and accrued interest thereon, (including, if any Senior Notes are outstanding on the Closing Date, interest payable thereon through the date of redemption of such Senior Notes), and all outstanding principal and accrued interest on all other Indebtedness other than intercompany Indebtedness, (ii) the liquidation preference and all accrued and unpaid dividends on the outstanding Senior Preferred Stock and Junior Preferred Stock (including, if any Senior Preferred Stock or Junior Preferred Stock is outstanding on the Closing Date, dividends payable thereon through the date of redemption thereof) and
(iii) any redemption or prepayment premiums or penalties required or imposed in connection with the actual repayment of the Company's Indebtedness, Junior Preferred Stock or Senior Preferred Stock at or in connection with the Closing, including any redemption premium required to be paid to holders of the Senior Notes or the trustee thereof pursuant to the Indenture in connection with the transactions described in Section 5.12 hereof and any premium payable to holders of the Junior Preferred Stock or Senior Preferred Stock in connection with the transactions described in Section 5.11 hereof, reduced by (iv) the total cash and cash equivalents of the Company and its Subsidiaries. All such amounts shall be determined in conformity with GAAP as of the opening of business on the Closing Date, provided, for the avoidance of doubt, no effect shall be given to any debt incurred in connection with Acquiror's financing of either the Company or any of its Subsidiaries.

         "NOTICE OF ADJUSTMENT" has the meaning set forth in Section 2.2.1 hereof.

         "OBJECTION NOTICE" has the meaning set forth in Section 2.2.2 hereof.

         "ORDER" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ.

         "ORDINARY COURSE" means the ordinary course of business, consistent with past practice.

         "PERCENTAGE SHARE" means, with respect to each Securityholder, a percentage equal to (i) the total number of shares of Common Stock and Stock Options owned of record by such Securityholder immediately prior to the Effective Time, divided by (ii) the Share Number.

         "PERMIT" means any license, permit, franchise or authorization.

         "PERMITTED ENCUMBRANCES" means (i) Encumbrances securing the obligations of the Company and/or any of its Subsidiaries under the Foothill Loan Agreement and the Wells Fargo Loan Agreement, (ii) Encumbrances disclosed in Schedule 10.2, (iii) liens for taxes, assessments or governmental charges or levies that are not material in amount relative to the property affected, or that are not yet delinquent or are being contested in good faith by appropriate proceedings, during which collection or enforcement is stayed, so long as adequate security has been posted for the payment of such amounts, (iv) suppliers', materialmens', mechanics', and similar statutory liens that arise in the Ordinary Course, all of which are not delinquent or are being contested in good faith by appropriate proceedings and are not, individually or in the aggregate, significant in amount (v) security interests in leased equipment arising under equipment leases, and (vi) any Encumbrance or imperfection of title that does not materially impair the ownership, occupancy or use of the property for the purposes for which it is currently owned, occupied or used in connection with the Business.

         "PER SHARE ADDITIONAL AMOUNT" means an amount equal to the result obtained by dividing the (i) the lesser of (A) the amount, if any, by which the Final Working Capital is greater than the Estimated Closing Date Working Capital and (B) $2,000,000 by (ii) the Share Number, rounded to the nearest $0.0001.

         "PER SHARE AMOUNT" means an amount equal to (i) the result obtained by dividing (x) the Merger Consideration by (y) the Share Number, rounded to the nearest $0.0001, minus (ii) the Per Share Escrow Amount.

         "PER SHARE ESCROW AMOUNT" means an amount equal to the result obtained by dividing (i) the Escrow Amount by (ii) the Share Number, rounded to the nearest $0.0001.

         "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including without limitation, a Governmental Entity.

         "PLANS" has the meaning set forth in Section 3.15 hereof.

         "PROPERTIES" has the meaning set forth in Section 3.12.4 hereof.

         "REAL PROPERTY PERMITTED ENCUMBRANCES" has the meaning set forth in
Section 3.12.1 hereof.

         "RECOVERED PROCEEDS" has the meaning set forth in Section 7.5 hereof.

         "REPRESENTATIVES" means Persons acting on behalf of the Company, Acquiror, Merger Sub, or the Securityholders' Representative, as the context may require, including, without limitation, their respective independent accountants, investment bankers and counsel.

         "SEC" has the meaning set forth in Section 3.24 hereof.

         "SECURITYHOLDER" means each holder of record, immediately prior to the Effective Time, of Company Shares and/or Stock Options.

         "SECURITYHOLDERS' REPRESENTATIVE" means GEI.

         "SENIOR NOTES" means CPI's 12% Senior Subordinated Notes due 2005

         "SENIOR PREFERRED STOCK" has the meaning set forth in Section 3.3.2 hereof.

         "SENIOR PREFERRED WAIVER" has the meaning set forth in Section 5.11.

         "SERVICE" means the Internal Revenue Service or any successor entity.

         "SETTLEMENT AGREEMENT" has the meaning set forth in Section 2.2.2 hereof.

         "SHARE CERTIFICATES" has the meaning set forth in Section 1.3.3 hereof.

         "SHARE NUMBER" means (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.2.4) plus (ii) the number of shares of Company Common Stock issuable upon the exercise of the Stock Options issued and outstanding immediately prior to the Effective Time.

         "SPECIFIED BONUSES" means any bonuses payable to employees in respect of the 2003 fiscal year or in connection with or arising as a result of the transactions contemplated by this Agreement, in each case approved by the Board of Directors or the Chief Executive Officer of the Company or one of its Subsidiaries prior to the Closing; provided, however, "Specified Bonuses" shall not include bonus amounts payable in respect of the 2003 fiscal year out of the division level "key contributor plans" to the extent that such amounts are paid by the Company prior to Closing or accrued as a liability in Final Working Capital; provided, further, that for the avoidance of doubt, "Specified Bonuses" shall exclude all salaries and bonuses in respect of the 2004 fiscal year.

         "STOCK OPTIONS" means the options to purchase Company Common Stock granted pursuant to the Company's 2000 Stock Option Plan.

         "STOCK SALE AGREEMENT" has the meaning set forth in Section 3.9.3.

         "SUBSIDIARY" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%.

         "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.1 hereof.

         "SURVIVING CORPORATION'S SHARE OF ACCOUNTING EXPENSES" has the meaning set forth in Section 2.2.4 hereof.

         "TAX" or "TAXES" as the context may require means any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such Tax.

         "TAX RETURN" means any return, report, information return, schedule, certificate, statement or other document or amendment thereto (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

         "TAXING AUTHORITY" means any federal, state, local or foreign Governmental Entity responsible for the imposition of a Tax (domestic or foreign).

         "TERMINATION DATE" has the meaning set forth in Section 8.1.2 hereof.

         "TRANSACTION EXPENSES" shall mean all third party professional fees, costs and expenses incurred or to be incurred by the Securityholders' Representative and/or the Company and its Subsidiaries prior to the Effective Time in connection with the transactions contemplated by this Agreement, for which the Company or any of its Subsidiaries have or may have liability or obligation, including but not limited to those payable to Bear Stearns & Co., Inc., Irell & Manella LLP and McDermott, Will & Emery in connection with the transactions contemplated by this Agreement.

         "TRANSFERS" has the meaning set forth in Section 5.1.8 hereof.

         "UNAUDITED 2003 FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.6(c)

         "UNDERPAYMENT AMOUNT" has the meaning set forth in Section 2.3.1(b) hereof.

         "VARIAN" means Varian Medical Systems, Inc., formerly known as Varian Associates, Inc.

         "VARIAN ENVIRONMENTAL INDEMNITY" has the meaning set forth in Section
3.9.3 hereof.

         "VOTING AND INDEMNIFICATION AGREEMENT" has the meaning set forth in the recitals hereof.

         "WELLS FARGO LOAN AGREEMENT" means Loan Agreement, dated as of December 22, 2000, by and between the Company and Wells Fargo Bank National Association, as amended.

         "WORKING CAPITAL" means and includes:

         (i) the consolidated current assets of the Company, excluding cash, cash equivalents and deferred tax assets, less

         (ii) the consolidated current liabilities of the Company, excluding (A) accrued interest, (B) any accrued dividends on Senior Preferred Stock and Junior Preferred Stock, (C) deferred tax liabilities, (D) any Transaction Expenses and
(E) any Specified Bonuses, in each case, without duplication for any amounts included or reflected in the definition of Net Indebtedness and Preferred Stock Amount.

         Schedule 2.1 sets forth the calculation of the Working Capital as of October 3, 2003. The Final Working Capital shall be prepared in conformity with GAAP applied on a consistent basis and, to the extent there are alternatives under GAAP, a manner that is consistent with the accounting principles and methodologies used in the Working Capital calculation that is attached hereto as
Schedule 2.1.

         "WORKING CAPITAL ESCROW AMOUNT" has the meaning set forth in Section
1.4 hereof.

         "WORKING CAPITAL TARGET" means $24,200,000.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       COMMUNICATIONS & POWER
                                       INDUSTRIES HOLDING CORPORATION

                                       By:
                                          ------------------------------
                                          Name:
                                          Title

                                       CPI ACQUISITION CORP.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title

                                       CPI MERGER SUB CORP.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title

                                       GREEN EQUITY INVESTORS II, L.P.
                                       By:  Grand Avenue Capital Partners, L.P.,
                                             its General Partner

                                       By:  Grand Avenue Capital Corporation,
                                             its General Partner

                                       By:
                                          ------------------------------
                                          Name:
                                          Title

EXHIBIT LIST

EXHIBIT A            VOTING AND INDEMNIFICATION AGREEMENT

EXHIBIT B            ESCROW AGREEMENT

EXHIBIT C            CERTIFICATE OF INCORPORATION

EXHIBIT D            COMMITMENT LETTER

                                    EXHIBIT A

                      VOTING AND INDEMNIFICATION AGREEMENT

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                    EXHIBIT C

                          CERTIFICATE OF INCORPORATION

                                    EXHIBIT D

                                COMMITMENT LETTER